UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

SkyWest, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

March 22, 2017

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of SkyWest, Inc. scheduled to be held at 11:00 a.m., Tuesday, May 9, 2017, at our headquarters located at 444 South River Road, St. George, Utah, 84790.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by shareholders.

Your vote is very important. Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares as soon as possible. This will ensure representation of your shares at the Annual Meeting if you are unable to attend.

We are pleased to make these proxy materials available over the Internet, which we believe increases the efficiency and reduces the expense of our annual meeting process. As a result, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of these proxy materials and our 2016 Annual Report. The Notice contains instructions on how to access those documents over the Internet or request that a full set of printed materials be sent to you. The Notice also gives instructions on how to vote your shares.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Jerry C. Atkin

Chairman of the Board

SkyWest, Inc.

444 South River Road   ●   St. George, UT 84790

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

OF SKYWEST, INC.

Date:	Tuesday, May 9, 2017
Time:	11:00 a.m., Mountain Daylight Time (MDT)
Place:	SkyWest, Inc. Headquarters 444 South River Road St. George, Utah 84790
Purposes:	1.	To elect ten directors of SkyWest, Inc. (the “Company”), to serve until the next Annual Meeting of the Company’s shareholders and until their successors are duly elected and qualified;
	2.	To conduct a vote, on an advisory basis, on the compensation of the Company’s named executive officers;
	3.	To conduct a vote, on an advisory basis, on the frequency of holding future advisory votes on the compensation of the Company’s named executive officers every one, two, or three years;
	4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and
	5.	To transact such other business that may properly come before the Annual Meeting and any adjournment thereof.
Who Can Vote:	Shareholders at the close of business on March 6, 2017.
How You Can Vote:	Shareholders may vote at the Annual Meeting, or in advance over the Internet, by telephone, or by mail.

By authorization of the Board of Directors,

Jerry C. Atkin

Chairman of the Board

March 22, 2017

Proxy Statement for the

Annual Meeting of Shareholders of

SKYWEST, INC.

To Be Held on Tuesday, May 9, 2017

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF SHAREHOLDERS

OF

SKYWEST, INC.

TUESDAY, MAY 9, 2017

OVERVIEW

Solicitation

This Proxy Statement, the accompanying Notice of Annual Meeting, proxy card and the Annual Report to Shareholders of SkyWest, Inc. (the “Company” or “SkyWest”) are being mailed on or about March 22, 2017. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares at the Annual Meeting of the Company’s Shareholders to be held on May 9, 2017 (the “Meeting”). The Board is soliciting your proxy in an effort to give all shareholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. You are giving the individuals appointed by the Board as proxies (Jerry C. Atkin, Russell A. Childs and Robert J. Simmons) the authority to vote your shares in the manner you indicate.

Why did I receive more than one notice?

You may receive multiple notices if you hold your shares in different ways (e.g., joint tenancy, trusts, or custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your notice or other voting information from your broker. In any case, you should vote for each notice you receive.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of common stock of SkyWest (the “Common Stock”) at the close of business on the record date of Monday, March 6, 2017.

How many shares of Common Stock may vote at the Meeting?

As of March 6, 2017, there were 51,818,431 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented at the Meeting.

What is the difference between a “shareholder of record” and a “street name” holder?

If your shares are registered directly in your name with Zions First National Bank, the Company’s transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How can I vote at the Meeting?

You may vote in person by attending the Meeting. You may also vote in advance over the Internet, or by telephone, or you may request a complete set of traditional proxy materials and vote your proxy by mail. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—FOR the election of all ten nominees for director with terms expiring at the next annual meeting of the Company’s shareholders.
Proposal 2—FOR the non‑binding resolution to approve the compensation of the Company’s named executive officers.

Proposal 3—for ONE YEAR with respect to the non-binding resolution to recommend the frequency of future non-binding votes of the Company’s shareholders regarding the compensation of the Company’s named executive officers.

Proposal 4—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

What are my choices when voting?

Proposal 1—You may cast your vote in favor of up to ten individual director‑nominees. You may vote for less than ten director‑nominees if you choose. You may also abstain from voting.

Proposals 2 and 4—You may cast your vote in favor of, or against, each proposal. You may also abstain from voting.
Proposal 3—You may cast your vote in favor of a one, two or three-year period. You may also abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you execute the enclosed proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote as recommended by the Board and described previously in this section.

How will withheld votes, abstentions and broker non‑votes be treated?

Withheld votes, abstentions and broker non‑votes will be deemed as “present” at the Meeting, and will be counted for quorum purposes only.

Can I change my vote?

You may revoke your proxy before the time of voting at the Meeting in any of the following ways:

•	by mailing a revised proxy card to the Chief Financial Officer of the Company;
•	by changing your vote on the Internet website;

•	by using the telephone voting procedures; or
•	by voting in person at the Meeting.

What vote will be required to approve each proposal?

Proposal 1 provides that the ten director‑nominees who receive a majority of the votes cast with respect to his or her election will be elected as directors of the Company. This means that the number of shares voted “for” the election of a director must exceed the number of shares voted “against” the election of that director.

Proposals 2 and 4 will be approved if the number of votes cast, in person or by proxy, in favor of a particular proposal exceeds the number of votes cast in opposition to the proposal. Proposal 2 is an advisory vote only, and has no binding effect on the Board or the Company.

Proposal 3 allows you to vote for one of four choices: holding the advisory vote on executive compensation every one, two or three years, or abstaining from voting. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board, but will instead be casting their vote for the voting frequency they prefer. Proposal 3 is an advisory vote only, and has no binding effect on the Board or the Company.

Who will count the votes?

Representatives from Zions First National Bank, the Company’s transfer agent, or other individuals designated by the Board, will count the votes and serve as inspectors of election. The inspectors of election will be present at the Meeting.

Who will pay the cost of this proxy solicitation?

The Company will pay the costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Common Stock.

Is this Proxy Statement the only way proxies are being solicited for use at the Meeting?

Yes. The Company does not intend to employ any other methods of solicitation.

How are proxy materials being delivered?

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and the Company’s 2016 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of the Company’s proxy materials, including this Proxy Statement, the 2016 Annual Report to Shareholders and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. The Company believes this process will allow it to provide its shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

The Board currently consists of ten directors. All directors serve a one‑year term and are subject to re‑election each year.

The current composition of the Board is:

•	Jerry C. Atkin, Chairman
•	W. Steve Albrecht
•	Russell A. Childs
•	Henry J. Eyring
•	Meredith S. Madden
•	Ronald J. Mittelstaedt
•	Andrew C. Roberts
•	Keith E. Smith
•	Steven F. Udvar‑Hazy
•	James L. Welch

The Board Recommends That Shareholders Vote FOR All Ten Nominees Listed Below.

Nominees for Election as Directors

At the Meeting, the Company proposes to elect ten directors to hold office until the 2018 Annual Meeting of Shareholders and until their successors have been elected and have qualified. The ten nominees for election at the Meeting are listed below. All of the nominees are currently serving as a director of the Company and have consented to be named as a nominee. Shareholders voting in person or by proxy at the Meeting may only vote for ten nominees. If, prior to the Meeting, any of the nominees becomes unable to serve as a director, the Board may designate a substitute nominee. In that event, the persons named as proxies intend to vote for the substitute nominee designated by the Board.

The Board and the Nominating and Corporate Governance Committee believe that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee compliments the experience and qualifications of the other nominees. The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and its Nominating and Corporate Governance Committee to conclude that he or she should serve as a director of the Company at the present time, in light of the Company’s business and structure, are set forth on the following pages.

Jerry C. Atkin

Age:	68
Director Since:	1974
Committees:	None
Principal Occupation:	Chairman of the Board
Experience:

Mr. Atkin joined the Company in July 1974 as a director and the Company’s Director of Finance. In 1975, he assumed the office of President and Chief Executive Officer and was elected Chairman of the Board in 1991. Mr. Atkin served as President of the Company until 2011 and as Chief Executive Officer until December 31, 2015.

The Board nominated Mr. Atkin to serve as a director, in part, because Mr. Atkin was the Company’s Chief Executive Officer for more than 40 years. Mr. Atkin has a deep knowledge and understanding of the Company and its operating subsidiaries, SkyWest Airlines, Inc. (“SkyWest Airlines”) and ExpressJet Airlines, Inc. (“ExpressJet”), as well as the regional airline industry generally. Mr. Atkin performs an extremely valuable role as the Chairman of the Board, providing critical leadership and direction to the Board’s activities and deliberations. The Board also believes Mr. Atkin’s values and integrity are tremendous assets to the Company and its shareholders.

Other Directorships:	Mr. Atkin currently serves as a director of Zions Bancorporation, a regional bank holding company based in Salt Lake City, Utah (“Zions”).

W. Steve Albrecht

Age:	70
Director Since:	2012 (Also served as a director of the Company from 2003 until 2009)
Committees:	Chairman of the Audit Committee; Member of the Nominating and Corporate Governance Committee; Audit Committee Financial Expert
Principal Occupation:	Professor at Brigham Young University
Experience:

Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined the faculty of Brigham Young University in 1977, after teaching at the University of Illinois and Stanford University. At Brigham Young University, he served as director of the School of Accountancy from 1990 to 1999, and as associate dean of the Marriott School from 1999 to 2008. He served as the President of the Japan Tokyo Mission of The Church of Jesus Christ of Latter‑day Saints from July 2009 to July 2012. Mr. Albrecht has also served as the President of the American Accounting Association, the Association of Certified Fraud Examiners and Beta Alpha Psi, an international honor organization for accounting, finance and information systems students. He has also served as a member of the Committee of Sponsoring Organizations of the Treadway Commission (also known as COSO); the Financial Accounting Standards Advisory Committee, an advisory committee to the Financial Accounting Standards Board (the “FASB”); and the Financial Accounting Foundation that oversees the FASB and the Governmental Accounting Standards Board. Mr. Albrecht has consulted with many major corporations and other organizations and has been an expert witness in over 35 major financial statement fraud cases.

The Board recognizes Mr. Albrecht’s valuable contribution as a director of the Company from 2003 through 2009 and since his re‑election in 2012, including his service as the Chairman of the Audit Committee. The Board nominated Mr. Albrecht because of his exceptional academic and professional record, his many achievements, awards and other forms of recognition in the accounting profession, his extensive training in accounting practices and fraud detection, and his outstanding past service on the Board.

Other Directorships:	Mr. Albrecht currently serves as a director of Red Hat, Inc. and Cypress Semiconductor Corporation.

Russell A. Childs

Age:	49
Director Since:	2016
Committees:	None
Principal Occupation:	Chief Executive Officer and President of the Company and its operating subsidiaries, SkyWest Airlines and ExpressJet.
Experience:

Mr. Childs was named Chief Executive Officer of the Company effective January 1, 2016, and has served as President of the Company since 2014 responsible for the holding company’s operating entities and all commercial activities. He joined the Company in 2001 and became Vice President – Controller later that year. He served as the President and Chief Operating Officer of SkyWest Airlines from 2007 to 2014. Mr. Childs earned his bachelor's degree in Economics and master's degree in Accounting from Brigham Young University. Prior to joining the Company, Mr. Childs was a certified public accountant employed by a public accounting firm.

The Board nominated Mr. Childs, among other reasons, because the Board believes it is important to have the Company's Chief Executive Officer serve on the Board as he is the one closest to the Company's day-to-day operations and plays a critical role in communicating the Board’s expectations, advice and encouragement to the approximately 16,900 full-time equivalent employees of the Company and its operating subsidiaries.

Henry J. Eyring

Age:	53
Director Since:	2006 (Also served as a director of the Company from 1995 until 2003)
Committees:	Member of the Compensation Committee; Member of the Audit Committee
Principal Occupation:	Academic Vice President at Brigham Young University Idaho
Experience:

Mr. Eyring has served in various positions of administration at Brigham Young University–Idaho since 2006, including Academic Vice President. Mr. Eyring will become President of Brigham Young University–Idaho in April 2017. Mr. Eyring was President of the Japan Tokyo North Mission of The Church of Jesus Christ of Latter‑day Saints from 2003 until 2006. From 2002 until 2003, he was a special partner with Peterson Capital, a private equity investment firm; and from 1998 through 2002, he was the Director of the Masters of Business Administration Program at Brigham Young University.

The Board recognizes the strong business and strategic consulting experience Mr. Eyring contributes to the Board’s direction of the Company. In addition to the recent experience summarized above, Mr. Eyring was previously engaged with the Monitor Company, an internationally‑recognized management consulting firm. Mr. Eyring is a sound strategic thinker who possesses the ability to apply his academic thought and studies to the practical day‑to‑day challenges of the Company’s operations. The Board believes that Mr. Eyring's thoughtful application of business and legal principles makes him a valuable contributor to the Board.

Meredith S. Madden

Age:	43
Director Since:	2015
Committees:	Member of the Compensation Committee; Member of the Safety and Compliance Committee
Principal Occupation:	Chief Executive Officer of NORDAM Group, Inc. (“NORDAM”).
Experience:

Mrs. Madden was appointed Chief Executive Officer of NORDAM, one of the world’s largest independently owned aerospace companies in July 2011. Prior to becoming the Chief Executive Officer of NORDAM, Mrs. Madden served in various leadership roles at NORDAM including President, Chief Operating Officer, Vice President Repair Group, Vice President Global Sales and Marketing and Vice President of NORDAM International, a subsidiary of NORDAM. Since joining NORDAM in 1999, Mrs. Madden has played a key role in transforming NORDAM into the global aerospace entity it is today.

The Board believes that Mrs. Madden’s expertise and strategic insights related to aircraft maintenance vendor planning and her extensive expertise working with international maintenance service providers make her a valuable contributor to the Board.

Other Directorships:	Mrs. Madden currently serves as a director of NORDAM, Erickson AirCrane, Inc. and World Travel Service LLC.

Ronald J. Mittelstaedt

Age:	53
Director Since:	2013
Committees:	Member of the Compensation Committee; Member of the Nominating and Corporate Governance Committee; Member of the Safety and Compliance Committee
Principal Occupation:	Chairman of the Board and Chief Executive Officer of Waste Connections, Inc. (“Waste Connections”)
Experience:

Mr. Mittelstaedt has served as the Chairman and Chief Executive Officer of Waste Connections, a company he founded, since January 1998. Under Mr. Mittelstaedt’s leadership, Waste Connections has become the second largest company in the North American solid waste and recycling industry, employing more than 15,000 people nationwide. Mr. Mittelstaedt also established the RDM Positive Impact Foundation in 2004 to improve the lives of underprivileged and at‑risk children. Prior to his career in waste management, he spent three years in the air freight industry. The common stock of Waste Connections is traded on the New York Stock Exchange. Mr. Mittelstaedt holds a bachelor’s degree in Business Economics and Finance from the University of California—Santa Barbara.

The Board nominated Mr. Mittelstaedt, in part, because of his expertise in making large capital equipment decisions, extensive experience working with groups of diverse employees in various geographic regions and history of developing an organizational culture of strong work ethics. Mr. Mittelstaedt also contributes to the Board his insight as an experienced chief executive officer of a publicly‑traded company, which the Board has found valuable in its deliberations.

Other Directorships:

Mr. Mittelstaedt currently serves as Chairman of the Board for Waste Connections and as a director of Pride Industries, a non‑profit organization which provides manufacturing, supply chain, logistics and facilities services to public and private organizations nationwide, while creating jobs for people with disabilities.

Andrew C. Roberts

Age:	56
Director Since:	2015
Committees:	Chairman of the Safety and Compliance Committee; Member of the Audit Committee
Principal Occupation:	Executive Chairman, Ryan Herco Flow Solutions, LLC (“Ryan Herco Flow Solutions”)
Experience:

Mr. Roberts has served as the Executive Chairman of Ryan Herco Flow Solutions since September 2015. Prior to joining Ryan Herco Flow Solutions, Mr. Roberts served as the President and Chief Executive Officer of Align Aerospace LLC, a global distributor of products to the aerospace and aviation industries, from 2014 to September 2015. Mr. Roberts served as Chief Executive Officer of Permaswage Holding S.A.S., a designer and manufacturer of fluid fitting products, providing proprietary and standard components, tooling, and training to major aerospace companies, from 2009 until 2014. Mr. Roberts also developed significant experience in the management and operation of mainline and regional airlines from 1997 until 2008. During this time, Mr. Roberts served in multiple executive positions, including as Executive Vice President, Operations; Senior Vice President of Technical Operations; and Vice President of Materials Management Operations of Northwest Airlines, Inc.; and the Chairman of the Board and Chief Executive Officer of MCH, Inc., the holding company of Mesaba Airlines and Compass Airlines, two regional airlines. From 2000 until 2008, Mr. Roberts also served as Chairman of the Board of Aeroxchange Ltd., an aviation equipment purchasing portal established by 13 international airlines to create a global, neutral e‑commerce platform designed to support the aviation supply chain. Mr. Roberts holds a bachelor of science degree (with Honors) in Engineering from the University of Birmingham and a post graduate diploma in Manufacturing Engineering from Coventry University.

Mr. Roberts’ nomination for service as a director by the Board is based, in part, on Mr. Roberts’ extensive background in the aviation maintenance and overhaul industry, as well as Mr. Roberts’ experience as the principal executive officer of two regional airlines and as a senior executive officer of a major airline. The Board also recognizes Mr. Roberts’ education and professional training in the fields of engineering and aviation manufacturing, which has allowed him to make valuable contributions to the Board in assessing the Company’s technical operations.

Other Directorships:	Mr. Roberts is a director of Continental Motors Group Limited.

Keith E. Smith

Age:	56
Director Since:	2013
Committees:	Chairman of the Compensation Committee; Member of the Audit Committee
Principal Occupation:	President and Chief Executive Officer of Boyd Gaming Corporation (“Boyd Gaming”)
Experience:

Mr. Smith is President, Chief Executive Officer and a director of Boyd Gaming, one of the nation’s leading casino entertainment companies, with 24 operations in eight states and more than 25,000 employees. Mr. Smith is an industry veteran with nearly 31 years of gaming experience. He joined Boyd Gaming in 1990 and held various executive positions before being promoted to Chief Operating Officer in 2001. In 2005, Mr. Smith was named President and elected as a director of Boyd Gaming and in 2008 he assumed the role of Chief Executive Officer. The common stock of Boyd Gaming is traded on the New York Stock Exchange.

Mr. Smith holds a bachelor’s degree in Accounting from Arizona State University. He served as Chairman of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from 2012 to 2014. He also serves as Chairman of the American Gaming Association and the Nevada Resort Association. He served as Vice Chairman of the Las Vegas Convention and Visitors Authority from 2005 to 2011.

The Board recognizes Mr. Smith’s diverse experience in investing in, financing, and managing capital assets and real properties in various geographic regions. Mr. Smith also has extensive experience in leading and directing a large group of diverse employees. Mr. Smith’s accounting training and experience and his service as Chairman of the Los Angeles Branch of the Federal Reserve Bank of San Francisco also enable him to provide valuable service as the Chair of the Compensation Committee and to the Audit Committee.

Other Directorships:	Mr. Smith is a director of Boyd Gaming.

Steven F. Udvar‑Hazy

Age:	71
Director Since:	1986
Committees:	Lead Independent Director; Chairman of the Nominating and Corporate Governance Committee; Member of the Compensation Committee
Principal Occupation:	Chairman of the Board and Chief Executive Officer of Air Lease Corporation
Experience:

Mr. Udvar‑Hazy has been engaged in aircraft leasing and finance for more than 46 years and has served as the Chairman of the Board and Chief Executive Officer of Air Lease Corporation since February 2010. Prior to his current engagement with Air Lease Corporation, which leases and finances commercial jet aircraft worldwide, Mr. Udvar‑Hazy founded and served as the Chairman of the Board and Chief Executive Officer of International Lease Finance Corporation, which leases and finances commercial jet aircraft.

Mr. Udvar‑Hazy is recognized as one of the leading experts in the aviation industry, and contributes to the Board the wisdom and insight he has accumulated through a lengthy, distinguished career in aviation, aircraft leasing and finance. The Company has benefitted greatly from Mr. Udvar‑Hazy’s recognized position in the aviation industry, including introductions to his vast industry contacts and networking opportunities. In addition to his extensive industry experience, Mr. Udvar‑Hazy is extremely knowledgeable of the Company’s operations and opportunities, having served as a director of the Company for more than 30 years.

The Board believes that Mr. Udvar‑Hazy’s even temperament and ability to encourage discussion, together with his experience as a chief executive officer and director of other successful organizations in the airline industry, make him an effective Lead Independent Director.

Other Directorships:

Mr. Udvar‑Hazy is Chairman of the Board of Air Intercontinental, Inc., an aviation investment company, President and director of Ocean Equities, Inc., a financial holding company, Chairman of the Executive Committee of the Board of Directors of Emerald Financial LLC, a real estate investment company, and Chairman of the Board of Air Lease Corporation.

James L. Welch

Age:	62
Director Since:	2007
Committees:	Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee; Member of the Safety and Compliance Committee
Principal Occupation:	Chief Executive Officer of YRC Worldwide Inc. (“YRC Worldwide”).
Experience:

Since July 2011, Mr. Welch has served as the Chief Executive Officer of YRC Worldwide, a provider of global, national and regional ground transportation services. From 2008 until July 2011, Mr. Welch served as the President and Chief Executive Officer of Dynamex, Inc., a provider of same‑day transportation and logistics services in the United States and Canada. During 2007 and 2008 he served as Interim Chief Executive Officer of JHT Holdings, a holding company of multiple enterprises engaged in automotive transport and management services. From 2000 until 2007, Mr. Welch served as the President and Chief Executive Officer of Yellow Transportation, an international transportation services provider.

Mr. Welch has over 34 years of senior executive experience in the transportation sector, including valuable experience in the leadership of large and varied groups. That experience includes extensive experience working with organized labor groups, including labor unions. Mr. Welch’s insights have been particularly valuable to the Board as the Company has addressed labor and related issues arising in the operation of SkyWest Airlines and ExpressJet. Mr. Welch also contributes to the Board valuable practical experience in the operation of a large enterprise, as well as the perspective of a successful entrepreneur.

Other Directorships:	Mr. Welch serves as a director for YRC Worldwide and Erickson Air Crane, a manufacturer and operator of heavy‑lift helicopters.

EXECUTIVE OFFICERS

In addition to Russell A. Childs, the Chief Executive Officer of the Company, whose biographical information is set forth above, the following individuals served as executive officers of the Company or its operating subsidiaries during 2016.

Robert J. Simmons, 54, is the Chief Financial Officer of Company, SkyWest Airlines and ExpressJet. He is responsible for the areas of finance, accounting, treasury and investor relations for the Company and its subsidiaries.

From 2009 until his appointment as Chief Financial Officer in March 2015, Mr. Simmons served as a Partner with Bendigo Partners, LLC. (“Bendigo Partners”), a privately held firm focused on technology-based financial services as private equity investors and operational consultants. In his role with Bendigo Partners, Mr. Simmons was responsible for portfolio management. He served as Chief Financial Officer for E*TRADE Financial Corporation from 2003 to 2008 and as Corporate Treasurer for E*TRADE Financial Corporation from 2001 to 2003. He has accumulated more than 30 years of finance and treasury experience in various leadership positions at companies including Oracle, Iomega, and Bank of America. Mr. Simmons holds a master’s degree in business administration, with an emphasis in finance from the Kellogg Graduate School of Management at Northwestern University, and graduated magna cum laude with a bachelor’s degree in international business from Brigham Young University.

Wade J. Steel, 41, is the Chief Commercial Officer of the Company, SkyWest Airlines and ExpressJet. He is responsible for the Company’s contractual relationships with American Airlines, Inc. (“American”), Delta Air Lines, Inc. (“Delta”), United Airlines, Inc. (“United”) and Alaska Airlines, Inc. (“Alaska”), development of new business opportunities with network airlines, fleet management and information technology. He also plays a vital role in the strategic planning and development opportunities of the Company.

Mr. Steel was initially employed with the Company in March 2007 as Director of Financial Planning and Analysis. He held this position until May 2011, when he was appointed to serve as Vice President—Controller for SkyWest Airlines. From May 2014 until Mr. Steel’s appointment as Chief Commercial Officer of the Company in March 2015, he served as the Executive Vice President and acting Chief Financial Officer of the Company, with responsibility for the areas of finance, treasury, investor relations and information technology for the Company and its subsidiaries. Mr. Steel is a certified public accountant.

Michael B. Thompson, 41, is the Chief Operating Officer of SkyWest Airlines. He is responsible for oversight of all aspects of SkyWest Airlines’ operations, including safety, quality, flight operations, maintenance and customer service. He also oversees SkyWest Airline’s operational relationships with American, Delta, United and Alaska.

Mr. Thompson was initially employed with the Company in April 2001 as Operations Analyst and was later named Director of Market Planning. In 2007 he was named Vice President of Market Development of SkyWest Airlines, in which position he served until May 2014, when he was appointed to serve as Chief Operating Officer of SkyWest Airlines.

Terry M. Vais, 49, is the Chief Operating Officer of ExpressJet. Mr. Vais is responsible for oversight of all aspects of ExpressJet’s operations, including safety, quality, flight operations, maintenance and customer service. He also oversees ExpressJet’s operational relationships with its major airline partners, including American, Delta and United.

Prior to his appointment as Chief Operating Officer of ExpressJet in September 2015, Mr. Vais served as Vice President of Operations, Planning and Support for ExpressJet since 2014 and served as Vice President of Customer Care for ExpressJet from 2008 to 2014. He has accumulated more than 26 years of airline experience in various leadership positions.

Eric J. Woodward, 45, is the Chief Accounting Officer of the Company, SkyWest Airlines and ExpressJet. He is responsible for the oversight of the Company’s financial accounting practices, internal controls and reporting to the Securities and Exchange Commission.

Mr. Woodward was employed in various other capacities with the Company from April 2004 until April 2007 and served as the Company’s Vice President—Controller from April 2007 until May 2011, when he was appointed to serve as Chief Accounting Officer of the Company. Mr. Woodward is a certified public accountant.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board adopted Corporate Governance Guidelines on August 2, 2005 and periodically reviews and ratifies those guidelines, most recently on February 8, 2017. The Corporate Governance Guidelines can be accessed at the Company’s website, inc.skywest.com. The Company’s Corporate Governance Guidelines supplement the Company’s Bylaws and the charters of the Board’s committees. Excerpts from the principal sections of the Company’s Corporate Governance Guidelines are noted below:

Director Independence

At a minimum, the Board will have a majority of directors who meet the criteria for independence as required by The Nasdaq Global Select Market.

Director Qualifications

Criteria for Membership

The Company’s Nominating and Corporate Governance Committee is responsible for annually reviewing with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole.

Terms and Limitations

All directors currently stand for election each year. The Board does not believe it should establish a limit on the number of times that a director may stand for election.

Retirement

Directors are required to submit their resignation from the Board when their term expires upon reaching the age of 75 years old. The Board will accept the resignation unless the Nominating and Corporate Governance Committee recommends otherwise. Directors generally will not be nominated for election following their 75th birthday.

Ownership of Company Stock

Directors are encouraged to own shares of Common Stock having a value equal to three times the amount of their annual compensation base.

Director Responsibilities

General Responsibilities

The basic responsibility of directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders.

Oversight of Management

The Board is responsible for encouraging the Company’s management to effectively implement policies and strategies developed by the Board, and to provide dynamic leadership of the Company.

Board Meetings and Materials

Frequency of Meetings

The Board has four regularly scheduled meetings per year. As determined necessary by the Board and in order to address the Company’s needs, special meetings of the Board are convened from time to time.

Meeting Responsibilities

Absent extraordinary circumstances, directors of the Company should attend all Board meetings, meetings of the committee on which they serve and shareholder meetings. The Chairman of the Board is responsible for establishing the agenda for each Board meeting. Each director is free to suggest the inclusion of items on the agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting.

Executive Sessions of Independent Directors

The Company’s independent directors meet in executive session regularly, generally quarterly. The independent directors may either choose one director annually to serve as the Lead Independent Director and to preside at all executive sessions or establish a procedure by which a Lead Independent Director will be selected. The independent directors of the Company have chosen Mr. Udvar‑Hazy to serve as the Lead Independent Director.

Director Compensation

The form and amount of director compensation is determined by the Board based on general principles established on the Nominating and Corporate Governance Committee’s recommendation. These principles are in accordance with the policies and principles set forth in the Nominating and Corporate Governance Committee’s charter and are intended to be consistent with rules established by The Nasdaq Global Select Market, including those relating to director independence and to compensation of Audit Committee members.

Chief Executive Officer Evaluation and Management Succession

The Nominating and Corporate Governance Committee conducts an annual review to assess the performance of the Company’s Chief Executive Officer. The Nominating and Corporate Governance Committee communicates the results of its review to the other directors in a meeting that is not attended by the Chief Executive Officer. The directors of the Company, excluding the Chief Executive Officer, review the Nominating and Corporate Governance Committee’s report to assess the Chief Executive Officer’s leadership in the long and short‑term, as well as the Company’s long‑term succession plans.

Annual Evaluations

The Board conducts an annual evaluation to determine if the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee solicits comments from all of the Company’s directors and reports annually to the Board with an assessment of the Board’s performance. Each of the Board’s standing committees conducts an annual evaluation to assess the performance of the applicable committee.

Review and Access to Guidelines

The Nominating and Corporate Governance Committee reviews the Company’s Corporate Governance Guidelines at least annually, then, as it deems appropriate, recommends amendments to the Board.

Board Leadership Structure

Although the Board does not have a formal policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separated, from 1991 until January 2016, Jerry C. Atkin served as both Chairman of the Board and Chief Executive Officer of the Company. In January 2016, the Board appointed Russell A. Childs to serve as the Chief Executive Officer of the Company, which resulted in the separation of the roles of Chairman of the Board and Chief Executive Officer. Currently, Mr. Atkin serves as Chairman of the Board and Mr. Childs serves as the Chief Executive Officer. The Board believes that such separation allows Mr. Childs to focus his time and energy on managing the Company’s business on a day-to-day basis, while also leveraging Mr. Atkin’s background with the Company, perspective and vast experience in the aviation industry as he devotes his time and attention to matters of Board oversight. Accordingly, the Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of each of Mr. Atkin and Mr. Childs.

The Company is committed to independent Board oversight. Pursuant to the Company’s Corporate Governance Guidelines, all of the Company’s directors (other than Messrs. Atkin and Childs) meet the standards of independence applicable to the Company, and the Board has designated Steven F. Udvar-Hazy as Lead Independent Director. As Lead Independent Director, Mr. Udvar-Hazy is empowered to prepare agendas for and conduct meetings of the non-management directors, communicate with the Chairman of the Board, disseminate information to the Board, and raise issues with management on behalf of the independent directors when appropriate. The Board’s independent oversight function is enhanced by the fact that the Audit, Compensation, Nominating and Corporate Governance and Safety and Compliance Committees are comprised entirely of independent directors.

The Board believes no single leadership model is right for all companies at all times. The Board recognizes that, depending on the circumstances, other leadership models may be appropriate. The independent directors and the Nominating and Corporate Governance Committee regularly review the Company’s leadership structure and, depending on the Company’s needs and the available resources, the Board may modify the Company’s existing leadership structure.

Communications with the Board

Shareholders and other interested parties may communicate with one or more directors or the non‑management directors as a group in writing by regular mail. The following address may be used by those who wish to send such communications by regular mail:

Board of Directors or Name of Individual Director(s)
c/o Chief Financial Officer
SkyWest, Inc.
444 South River Road
St. George, UT 84790

Code of Ethics

The Company has adopted a Code of Ethics for Directors and Senior Executive Officers (the “Code of Ethics”), which is available on the Company’s website, inc.skywest.com. The Code of Ethics includes the following principles related to the Company’s directors and executive officers:

•	Act ethically with honesty and integrity;
•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and other public communications;
•	Comply in all material respects with laws, rules and regulations of governments and their agencies;
•	Comply in all material respects with the listing standards of a stock exchange where the shares of Common Stock are traded;
•	Respect the confidentiality of information acquired in the course of performing work for the Company, except when authorized or otherwise legally obligated to disclose the information; and
•	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends or relatives.

Risk Oversight

The Board and its committees are involved in overseeing risk associated with the Company and its operations. The Board and the Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors and other advisors. In its periodic meetings with the internal auditors and the Company’s independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks, legal and ethical compliance programs and related-party transactions. The Board and the Nominating and Corporate Governance Committee monitor the Company’s governance and succession risk by regular review with management and outside advisors. The Board and the Compensation Committee monitor Chief Executive Officer succession and the Company’s compensation policies and related risks by regular reviews with management and the Compensation Committee’s outside advisors. The Board and the Safety and Compliance Committee monitor management’s administration of airline flight operations safety and compliance with safety regulations.

Whistleblower Hotline

The Company has established a whistleblower hotline that enables employees, customers, suppliers and shareholders of the Company and its subsidiaries, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics. The hotline number is (888) 273‑9994.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders’ meetings. The Board met four times during 2016, all of which were regularly‑scheduled meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which he or she served during the year ended December 31, 2016 and all ten of the Company’s directors who were then serving attended the Company’s Annual Meeting of Shareholders held on May 3, 2016.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Safety and Compliance. The Board may, from time to time, establish or maintain additional committees as the Board deems necessary or appropriate. All the standing committees are comprised solely of non‑employee, independent directors as defined by The Nasdaq Global Select Market listing standards. Charters for each committee are available on the Company’s website, inc.skywest.com.

The table below shows current membership for each of the standing Board committees.

Nominating & Corporate
Audit	Compensation	Governance	Safety and Compliance
W. Steve Albrecht*	Keith E. Smith*	Steven F. Udvar-Hazy*	Andrew C. Roberts*
Henry J. Eyring	Henry J. Eyring	W. Steve Albrecht	Meredith S. Madden
Andrew C. Roberts	Meredith S. Madden	Ronald J. Mittelstaedt	Ronald J. Mittelstaedt
Keith E. Smith	Ronald J. Mittelstaedt	James L. Welch	James L. Welch
James L. Welch	Steven F. Udvar-Hazy

*            Committee Chairman

Audit Committee

The Audit Committee has five members and met eight times during the year ended December 31, 2016. The Board has determined that Mr. W. Steve Albrecht, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning established by the Securities and Exchange Commission.

The Audit Committee’s responsibilities, which are discussed in further detail in its charter, include the responsibility to:

•	Establish and implement policies and procedures for review and approval of the appointment, compensation and termination of the independent registered public accounting firm;
•	Review and discuss with management and the independent registered public accounting firm the audited financial statements of the Company and the Company’s financial disclosure practices;
•	Pre‑approve all audit and permissible non‑audit fees;
•	Provide oversight of the Company’s internal auditors;
•

Hold meetings periodically with the Company’s independent registered public accounting firm, the Company’s internal auditors and management to review and monitor the adequacy and effectiveness of the Company’s financial reporting, internal controls and risk assessment and compliance with Company policies;

•	Review the Company’s consolidated financial statements and related disclosures;
•	Review with management and the Company’s independent registered public accounting firm and approve disclosure controls and procedures and accounting principles and practices; and
•	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Audit Committee’s processes and procedures is addressed below under the heading “Audit Committee Disclosure.” The Report of the Audit Committee is set forth on page 60 of this Proxy Statement.

Compensation Committee

The Compensation Committee has five members and met four times during the year ended December 31, 2016. The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

•	In consultation with the Company’s senior management, establish the Company’s general compensation philosophy and oversee the development and implementation of the Company’s compensation programs;
•

Recommend to the Board the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and review and approve the Chief Executive Officer’s recommendations for the compensation of all other officers of the Company and its subsidiaries;

•	Administer the Company’s incentive and stock‑based compensation plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans;
•	Review and approve any severance or termination payments proposed to be made to any current or former officer of the Company;
•	Prepare and issue the report of the Compensation Committee required by the rules of the Securities and Exchange Commission; and
•	Perform other functions or duties deemed appropriate by the Board.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed below under the Heading “Compensation Discussion and Analysis.” The report of the Compensation Committee is set forth on page 37 of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members and met once during the year ended December 31, 2016. The Nominating and Corporate Governance Committee’s responsibilities, which are discussed in detail in its charter, include the responsibility to:

•	Develop qualifications and criteria for selecting and evaluating directors and nominees;
•	Consider and propose director nominees;
•	Make recommendations to the Board regarding Board compensation;
•	Make recommendations to the Board regarding Board committee memberships;
•	Develop and recommend to the Board corporate governance guidelines;
•	Facilitate an annual assessment of the performance of the Board and each of its standing committees;

•	Consider the independence of each director and nominee for director; and
•	Perform other functions or duties deemed appropriate by the Board.

Safety and Compliance Committee

The Safety and Compliance Committee has four members and met twice during the year ended December 31, 2016. The responsibilities of the Safety and Compliance Committee, which are discussed in detail in its charter, include the responsibility to:

•	Review and make recommendations to the Board addressing airline flight operations, safety and compliance with safety regulations;
•

Periodically review with the Company’s management, and such advisors as the Safety and Compliance Committee deems appropriate, aspects of flight operations, safety and compliance with safety regulations; and

•	Monitor and provide input with respect to management’s efforts to create and maintain a safety culture within the Company’s operations.

Nomination Process

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates to serve as directors of the Company. In evaluating those recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described below. Any shareholder wishing to recommend a candidate for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director. This information should be addressed to Jerry C. Atkin, Chairman of the Board of the Company, 444 South River Road, St. George, Utah 84790.

As contemplated by the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, at least annually. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about future issues and needs. Among the factors the Nominating and Corporate Governance Committee considers, which are outlined in the Corporate Governance Guidelines, are independence, diversity, age, skills, integrity and moral responsibility, policy‑making experience, ability to work constructively with the Company’s management and directors, capacity to evaluate strategy and reach sound conclusions, availability of time and awareness of the social, political and economic environment.

In addition, although the Board does not have a formal policy regarding diversity, it believes that ethnic, gender and cultural diversity among its members can provide value and is important. In considering a potential new candidate, the Board considers whether he or she would increase the Board’s ethnic, gender or cultural diversity.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through various means, including current directors, professional search firms, shareholder recommendations or other referrals. Candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. All director‑nominee recommendations which are properly submitted to the Nominating and Corporate Governance Committee are aggregated and considered by the Nominating and Corporate Governance Committee at a meeting prior to the issuance of the proxy statement for the next annual meeting of shareholders. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating and Corporate Governance Committee, which considers the recommended candidate in light of the director qualifications discussed above. The Nominating and Corporate Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. The Nominating and Corporate Governance Committee has, on occasion, engaged professional search firms to assist in identifying qualified candidates for Board service. When such firms have been engaged, the Nominating and Corporate Governance Committee has utilized their services principally for the purpose of identifying and screening potential candidates and conducting background research; however, the members of the Nominating and Corporate Governance Committee, as well as other directors of the Company, have conducted interviews with prospective candidates and have performed other functions in completing the nomination process.

Compensation Committee Interlocks and Insider Participation

Keith E. Smith, Ronald J. Mittelstaedt, Henry J. Eyring, Steven F. Udvar-Hazy and Meredith S. Madden served as members of the Compensation Committee during the year ended December 31, 2016. None of the individuals who served on the Compensation Committee during the year ended December 31, 2016 was an officer or employee of the Company in 2016 or any time prior thereto. None of the members of the Compensation Committee during the year ended December 31, 2016 had any relationship with the Company requiring disclosure under Item 404 of Regulation S‑K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of the executive officers of the Company served as a member of the Compensation Committee or of any similar committee of any other company whose executive officer(s) served as a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding the Company’s executive compensation objectives, principles, practices and decisions as they relate to the following named executive officers of the Company (the “Named Executives”) for 2016:

•	Russell A. Childs, Chief Executive Officer and President of the Company, SkyWest Airlines and ExpressJet (the "Chief Executive");
•	Robert J. Simmons, Chief Financial Officer of the Company, SkyWest Airlines and ExpressJet;
•	Wade J. Steel, Chief Commercial Officer of the Company, SkyWest Airlines and ExpressJet;
•	Michael B. Thompson, Chief Operating Officer of SkyWest Airlines; and
•	Terry M. Vais, Chief Operating Officer of ExpressJet.

This compensation discussion and analysis provides narrative perspective to the tables and disclosure in the tables following this section.

Current Year Accomplishments

2016 was a year of leadership and business transition for SkyWest, and the Company believes that such transition was successfully executed. Mr. Childs began as the Chief Executive Officer at the start of 2016, after serving as President of the Company prior to 2016. SkyWest made great strides operationally and structurally in 2016, positioning itself for changes in the industry and future profitability by adding new aircraft at improved economics under Mr. Childs’ leadership.

The Company believes that 2016 was an excellent year for SkyWest in terms of its operations, its position for future growth, and for its shareholders as a result of the 103% increase in share price during the fiscal year. The Company’s 2016 pre-tax loss under generally accepted accounting principles in the United States (“GAAP”) was $249 million, however this loss included a non-cash impairment on the Company’s 50-seat aircraft related assets and early aircraft lease return charges that were recognized during the year. The Company believes its fleet transition that resulted in these charges reduces both its overall risk profile and future investment that would have been required in its Canadair CRJ200 regional jet ("CRJ200") fleet. The Company also believes these strategic changes positions the Company to continue to deploy its capital against its best investment opportunities and are expected to help improve future liquidity and fleet flexibility.

The Company’s GAAP loss before income taxes of $249 million and operating loss of $172 million in 2016 included $482 million of fleet related charges consisting of (i) a pre-tax impairment of $466 million on the Company’s 50-seat aircraft and related long-lived assets and spare aircraft parts and (ii) a pre-tax $16 million expense related to early lease returns charges on eight Canadair CRJ700 regional jet ("CRJ700") aircraft. These charges were primarily incurred to transition the fleet and to update contracts to enhance the Company’s long-term performance and its ability to respond to partners' future needs. The Company entered into a termination agreement with Bombardier related to 76 CRJ200 aircraft. Bombardier agreed to pay the Company $90 million and other consideration in exchange for the release. Terminating this agreement with Bombardier helped the Company by eliminating two points of risk and uncertainty for the Company, specifically the terminated agreement required the sale of each aircraft and the Company eliminated the cost of returning the aircraft to mid-time condition as required under the terminated agreement.

The Company's income before income taxes would have been $233 million in 2016 compared to $194 million in 2015 if the $482 million of pre-tax special item expenses were excluded. The same special item exclusions would have resulted in 2016 operating income of $310 million in 2016 compared to $234 million in 2015. Such adjusted year-over-year improvement was driven by the following accomplishments and contributed to the Company’s 103% stock price appreciation during 2016:

•

The continued improvement in aircraft fleet mix, which included reducing the number of aircraft available for service from 660 aircraft at December 31, 2015 to 652 at December 31, 2016, summarized as follows:

o	Took delivery of 41 new Embraer dual-class regional jet ("E175") aircraft under flying contracts that we believe will improve our profitability;
o	Removed 40 50-seat aircraft from unprofitable or less profitable flying contracts; and
o	Removed 9 CRJ700 aircraft from flying contracts.
•	SkyWest Airlines’ and ExpressJet’s continued improvement in the excellence of their operations, which resulted in a higher amount of flying contract performance incentives;
•	The Company was able to place its older CRJ700 aircraft into profitable multi-year contracts, including placing 23 CRJ700 aircraft in service with American Airlines; and
•	Net income per diluted share, excluding special items, improved to $2.73 per share in 2016 from $1.98 per share in 2015, or a 38% improvement.

These accomplishments not only improved the Company’s performance, but the Board believes these accomplishments will contribute to improved financial performance in future years.

Compensation Objectives and Principles

The overall objective of the Company’s executive compensation programs is to create long‑term value for the Company’s shareholders by attracting and retaining talented executives that effectively manage the Company in a manner that is consistent with the long‑term interest of shareholders.

Accordingly, the executive compensation program incorporates the following principles:

•	The overall compensation package should encourage long‑term focus and shareholder value creation;
•	A significant amount of total compensation should be incentive based, and should correlate to the Company’s financial performance, as well as the achievement of operational objectives;
•	Compensation should be competitive with other airlines in order to attract and retain talented executives;
•	Compensation should be based upon individual responsibility, leadership ability and experience; and
•	Compensation should not encourage the taking of undue risk that could cause material harm the Company.

Executive Compensation Procedures

Role of the Committee.  The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs and for making decisions regarding executive compensation. The Chief Executive regularly attends the Compensation Committee meetings, and the Compensation Committee also meets regularly in executive sessions. The Chief Executive is not present for deliberations by the Compensation Committee regarding his compensation. The Compensation Committee recommends the Chief Executive’s compensation to the Board, which then reviews and approves the Committee’s recommendation, unless the Committee is required to approve such compensation under applicable law. The Compensation Committee also considers the recommendations of the Chief Executive with respect to compensation of the other Named Executives, and after reviewing such recommendations, determines their compensation. The Compensation Committee also monitors, administers and approves awards under the various incentive compensation plans for all levels within the Company, including awards under the Company’s annual cash incentive plan and 2010 Long‑Term Incentive Plan (the “2010 Plan”). As permitted by the 2010 Plan, the Compensation Committee has delegated its authority to the Chief Executive to approve interim awards under the 2010 Plan to non-executives on a limited basis between meetings of the Compensation Committee.

Role of Consultants.  During 2015 and 2016, the Company and the Compensation Committee received advice from Frederic W. Cook & Co., Inc. (“F.W. Cook”) with respect to executive compensation practices and trends generally and within the airline industry and the peer group listed below. The Company and the Compensation Committee retained F.W. Cook to advise on the amounts and forms of compensation awarded to Named Executives in 2015 and 2016. After conducting an evaluation using the factors established by the Securities and Exchange Commission and The Nasdaq Global Select Market, the Compensation Committee determined that F.W. Cook is independent and that there is no conflict of interest resulting from the engagement of F.W. Cook during 2016. The Compensation Committee has sole authority to hire and fire external compensation consultants.

Industry Compensation Data.  The Compensation Committee also evaluates surveys and other available data regarding the executive compensation programs of other regional and major air carriers, as well as other transportation and logistics companies, in order to determine the competitiveness of the Company’s executive compensation programs. The Compensation Committee performed such a review in August 2015, which included a review of the executive compensation levels and practices at peer companies with revenue and enterprise value between approximately one-third times and three times SkyWest’s. The Company’s revenue and enterprise value were both above the peer group median at the time the study was conducted. The peer companies used in the 2015 review were: Alaska Air Group, Inc., Allegiant Travel Company, Air Transport Services Group Inc., Atlas Air Worldwide Holdings, Inc., Forward Air Corporation, Genesee & Wyoming Inc., Hawaiian Holdings, Inc., Hub Group, Inc., JetBlue Airways Corporation, Old Dominion Freight Line, Inc., Republic Airways Holdings Inc., Spirit Airlines, Inc., Virgin America Inc., Werner Enterprises, Inc., WestJet Airlines Ltd., and XPO Logistics, Inc..

The peer group was modified slightly in 2016 to remove bankrupt companies, and those with less than one-third times to three times the Company’s revenue and enterprise value guideline. As a result, Republic Airways Holdings, Inc., Air Transport Services Group Inc., and Forward Air Corporation were removed, while Air Canada Inc., J.B. Hunt Transport Services, Inc., Kansas City Southern, and YRC Worldwide Inc. were added as new peers. The Company’s revenue and enterprise value size continued to be above the 2016 peer group median.

The Compensation Committee had the 2015 peer group data available when 2016 Named Executive compensation decisions were made at the start of the year and it had the 2016 compensation peer group data available when it approved cash incentive payouts for 2016.

Any survey data reviewed by the Compensation Committee is not compiled specifically for the Company but rather represents a database containing comparative compensation data and information for a broad range of other comparable companies, thereby permitting the Compensation Committee to review pooled compensation data for positions similar to those held by each Named Executive. The survey data provided to the Compensation Committee does not include the particular names of those companies whose pay practices are surveyed with respect to any particular position being reviewed. Unlike the peer group compensation data, which is limited to publicly available information and does not provide precise comparisons for certain positions, the more comprehensive survey data can be used to provide pooled compensation data for positions closely akin to those held by each Named Executive. In addition, the pool of senior executive talent from which we draw, and against which we compare ourselves, extends beyond the limited community of our immediate peer group. Rather, this pool includes a wide range of other organizations in the sectors outside of our traditional competitors. As a result, the Compensation Committee relies on a combination of industry survey data and peer group compensation data in evaluating our executive compensation.

Compensation Determination.  The Compensation Committee relies on its judgment in making compensation decisions in addition to reviewing relevant information and results. When setting total compensation for each of the Named Executives, the Compensation Committee reviews tally sheets which show the Named Executive’s current compensation, including base pay, annual cash incentive objectives, long‑term, equity‑based compensation objectives, and deferred compensation retirement funding. The executive compensation procedures and the Compensation Committee assessment process take into account these tally sheets as well as the industry compensation data described above, individual performance and contributions, company performance, the results of the most recent say-on-pay vote and such other factors as the Compensation Committee determines are appropriate. The Compensation Committee has the sole discretion to award compensation and make adjustments to awards based on its review of relevant information and other unusual or non‑recurring items.

However, the Company does not believe that it is appropriate to establish compensation levels solely by benchmarking. The Company does not target specific pay levels and uses the peer company market data for context. Instead, its directors rely upon their judgment in making compensation decisions, after reviewing the factors described above. While competitive market compensation paid by other companies is one of the many factors that the Company considers in assessing the reasonableness of compensation, the Company does not attempt to maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine executive officer compensation. Instead, the Company's compensation determination processes are designed to be flexible in an effort to respond to and adjust for the evolving business environment and individual circumstances.

However, the review of peer data in July 2015 and then again in November 2016 showed that the total compensation levels for the Named Executives generally approximated the 25th percentile of the Company’s peer group of companies.

The Company strives to achieve an appropriate mix between long-term equity incentive awards and cash payments in order to meet its objectives. Any apportionment objective is not applied rigidly and does not control its compensation decisions. The Company’s mix of compensation elements is designed to reward recent results, align compensation with shareholder interests and fairly compensate executives through a combination of cash and equity incentive awards.

Compensation Committee Consideration of Shareholder Advisory Vote.  At the Company’s Annual Meeting of Shareholders held in May 2016, the Company submitted the compensation of its named executive officers to the Company’s shareholders in a non‑binding vote. The Company’s executive compensation program received the support of more than 96% of votes cast. The Compensation Committee considered the results of the 2016 vote and views the outcome as evidence of positive shareholder support of its executive compensation decisions and policies.

The Compensation Committee continued to refine the Company’s executive compensation program for 2016 in an effort to better align the compensation packages of the Named Executives with the executive compensation programs of other regional carriers and major airlines and to recognize that the Chief Executive and much of the leadership team is relatively new in their roles. The Compensation Committee will continue to review completed compensation surveys and future shareholder voting results, including the voting results with respect to “Proposal 2—Advisory Vote on Named

Executive Compensation” described in this Proxy Statement, and determine whether to make any changes to the Company’s executive compensation program in light of such surveys and voting results.

Elements of Compensation

The Company’s executive compensation objectives and principles are implemented through the use of the following principal elements of compensation, each discussed more fully below:

•	Salary
•	Annual Cash Incentive
•	Long‑Term Incentive Awards
•	Retirement and Other Benefits

The compensation components for each Named Executive for 2016 are more fully described in the following paragraphs.

Salary.  Salary is provided with the objective of paying for the underlying role and responsibility associated with the Named Executive’s position, which the Compensation Committee believes allows the Company to attract and retain qualified executives. The Named Executives’ salaries are set at levels that the Compensation Committee believes are generally competitive with the compensation paid to officers in similar positions at other airlines. Salary adjustments are considered annually and influenced by growth of the Company’s operations, individual performance, changes in responsibility, changes in cost of living, and other factors. The salaries of the Named Executives are set forth in the Summary Compensation Table immediately following this section. The salaries of Mr. Childs and Mr. Vais were increased for 2016 due to their promotions, while the salary for Mr. Steel was adjusted more rapidly than is typical due to the Compensation Committee’s review of the peer company market data and its conclusion that his 2015 salary was significantly below the 25th percentile of the executives in comparable positions within the peer group companies. The salary for Mr. Simmons was based on a partial year 2015, and Mr. Simmons was provided a more typical salary adjustment of approximately three percent when annualizing his 2015 salary. Mr. Thompson, was provided a more typical annual salary adjustment in the range of two to three percent. Even after these adjustments, the 2016 salaries for Mr. Steel, Mr. Simmons and Mr. Thompson approximated the 25th percentile of the executives in comparable positions within the peer group companies.

Annual Cash Incentive.  In an effort to encourage achievement of the Company’s objectives, an annual performance‑based cash incentive plan is maintained for the Named Executives. The combination of salary and annual cash incentives is intended to result in a cash compensation package for each Named Executive that, when performance objectives are met, falls within competitive market standards as determined by the Compensation Committee based on its review of the peer group company data, as well as its understanding of other regional and major air carrier executive compensation programs. The review of market data in August 2016 showed that the 2016 total cash opportunity of the Named Executives, consisting of salary plus target cash incentive, and approximated the 25th percentile for all Named Executives when compared to the peer group competitive market data.

The purpose of the annual cash incentive program is to reward the Named Executives with an annual cash incentive in an amount that correlates (i) in part, to one or more financial objectives achieved for the year; and (ii) in part, to the achievement of one or more specific operational objectives during the year. The 2016 annual target incentive opportunity was 100% of salary for Mr. Childs and 80% of salary for Messrs. Simmons, Steel, Thompson and Vais, and their potential annual incentive was allocated 75% based on the financial objective established by the Compensation Committee and 25% based on the operational objective targets established by the Compensation Committee. Mr. Childs was eligible for a maximum cash incentive payout of 200% of salary. Messrs. Simmons, Steel, Thompson and Vais were eligible for maximum cash incentive payouts of 150% of their salaries. The differing percentages for the Named Executives are due to differing entity level responsibilities.

2016 Corporate Performance Objectives.  For 2016 annual incentive determination purposes, the Compensation Committee determined that pre-tax earnings would be the financial objective and that controllable completion would be the operational objective. In the case of Messrs. Childs, Simmons and Steel, the applicable pre-tax earnings objective and controllable completion objective were based on the pre-tax earnings and controllable completion of the entire Company. This is because they are corporate level executives with Company-wide responsibility and accountability. Mr. Thompson’s pre-tax earnings objective and controllable completion objective were set solely based on the SkyWest Airlines operating segment, since this is his area of responsibility and accountability. Similarly, Mr. Vais is principally engaged in running the operations of the ExpressJet operating segment, so his pre-tax earnings objective and controllable completion objective were set to reflect ExpressJet performance.

•

2016 Adjusted Financial Objective.  In setting the 2016 pre-tax earnings objective, the Compensation Committee considered both the planned 2016 budget, with other unusual or non‑recurring items, including changes in pro-rate flying market yields and fuel price changes, non-cash impairments, as well as considering the level of pre-tax earnings that would reflect strong performance and generate shareholder value. Evaluation of unusual or non-recurring items are considered to incentivize the Named Executives to make beneficial long-term business decisions. The pre-tax earnings objective was set to encourage continued focus on profitability and to facilitate the exchange of best practices between the Company’s operating subsidiaries.

•

2016 Operational Objective.  A portion of the Named Executives’ annual cash incentive is based on achievement of operating objectives established at the start of the year. The Compensation Committee believes the use of operating objectives allows for consideration of operating execution and achievements that may not be reflected by corporate financial performance. For 2016, the Compensation Committee determined that the operational objectives would be tied to controllable completion. Controllable completion is the percentage of completed scheduled flights over which the Company had control, excluding cancelled flights due to uncontrollable factors such as weather.

The Compensation Committee established threshold, target and maximum objectives for each of the financial and operational objectives. At threshold performance achievement, the Named Executives were able to earn 50% of their target annual incentive, while the maximum performance allowed a Named Executive to earn 200% of his target annual incentive for the Chief Executive and 187.5% of his target annual incentive for each of the other Named Executives. The higher Chief Executive upside was to reflect his role in the event of over-achievement.

At year‑end, the Compensation Committee reviewed the actual pre-tax earnings and operating performance for the year and determined the extent to which the applicable objectives were met. The actual amount of the cash incentive payment for each Named Executive is determined by the Compensation Committee based on the Company’s and/or applicable subsidiary’s achievement of the foregoing objectives and the actual cash incentives paid for 2016 were based on the pre-established 2016 cash incentive formula, without application of discretion.

The table below includes the “threshold,” “target” and “maximum” objectives assigned by the Compensation Committee for the corporate performance measures for 2016 and the Company’s 2016 performance relative to those objectives for the Named Executives.

		2016 Annual Cash Incentive Objectives				Chief Executive	Other Named Executives
	Weight	Threshold	Target	Maximum	Achieved	Achieved Results (% of Salary)	Achieved Results (% of Salary)
SkyWest, Inc.
Pre-tax Earnings ($millions)	75.0%	$ 191.0	$ 224.0	$ 257.0	$ 256.6	149.1%	111.9%
Operating Objective - Controllable completion	25.0%	99.2%	99.5%	99.7%	99.9%	50.0%	37.5%
SkyWest Airlines
Pre-tax Earnings ($millions)	75.0%	$ 178.0	$ 208.0	$ 238.0	$ 228.9		96.6%
Operating Objective - Controllable completion	25.0%	99.2%	99.5%	99.7%	99.9%		37.5%
ExpressJet
Pre-tax Earnings ($millions)	75.0%	$ (30.0)	$ (18.0)	$ (6.0)	$ (5.8)		112.5%
Operating Objective - Controllable completion	25.0%	99.2%	99.5%	99.7%	99.8%		37.5%

The Company’s achieved pre-tax earnings of $256.6 million for purposes of the 2016 annual incentive plan payouts included certain adjustments to GAAP pre-tax earnings, including special items consisting of (i) a pre-tax non-cash impairment charge of $466 million on SkyWest’s 50-seat aircraft and long-lived assets and spare aircraft parts, (ii) a pre-tax $16 million expense related to early lease returns charges on eight CRJ700 aircraft, and (iii) a pre-tax $23 million loss related to other unusual or non-recurring items such as changes in pro-rate flying market yields, fuel price changes and non-cash related aircraft charges. The Compensation Committee believes these adjustments to GAAP pre-tax earnings lead to continued focus on long-term profitability and incentivize Named Executives to make beneficial long-term business decisions and will enhance the Company’s long-term financial performance and ability to respond to its major airline partners’ future needs.

The corresponding annual cash incentive payments earned for each Named Executive based on performance versus the annual cash incentive objectives during the year ended December 31, 2016, are set forth below.

								Total Annual		Total Annual
	Threshold Annual Cash Incentive	Target Annual Cash Incentive	Maximum Annual Cash Incentive	Pre-tax Earnings (% of Salary)		Operating Objective (% of Salary)		Cash Incentive Results	Target Annual Cash Incentive	Cash Incentive Results
	(% of Salary)	(% of Salary)	(% of Salary)	Weighting of Target	Results	Weighting of Target	Results	(% of Salary)	($)	($)
Russell A. Childs	50.0%	100.0%	200.0%	75.0%	149.1%	25.0%	50.0%	199.1%	$ 400,000	$ 796,364
Robert J. Simmons	40.0%	80.0%	150.0%	60.0%	111.9%	20.0%	37.5%	149.4%	$ 248,000	$ 463,027
Wade J. Steel	40.0%	80.0%	150.0%	60.0%	111.9%	20.0%	37.5%	149.4%	$ 224,000	$ 418,218
Michael B. Thompson	40.0%	80.0%	150.0%	60.0%	96.6%	20.0%	37.5%	134.1%	$ 176,000	$ 294,965
Terry M. Vais	40.0%	80.0%	150.0%	60.0%	112.5%	20.0%	37.5%	150.0%	$ 192,000	$ 360,000

If the Company’s pre-tax earnings or operating objective achieved results were between two achievement levels, “threshold,” “target” and “maximum”, the earned achievement was determined by linear interpolation between the applicable achievement levels.

Amount of 2016 Performance‑Based Annual Cash Incentive.  The total annual performance‑based cash incentive amounts earned by the Named Executives for 2016 are included in the amounts shown in the Summary Compensation Table below under the caption heading “Non‑Equity Incentive Plan Compensation.”

2017 Annual Cash Incentive Program.  The annual cash incentive objectives were reset for the 2017 plan and the cash incentive plan design for 2017 was refined to align all executives with the same upside (the 2017 annual incentive design allows all Named Executives to earn up to 200% of their target cash incentive) and to administer the cash incentive plan so that earned awards may qualify for the performance based exception to the $1,000,000 cap on tax deductible compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which is to ensure financial efficiency for shareholders.

Long‑Term Incentive Awards.  The Company grants discretionary long‑term incentive awards, in the form of stock options, restricted stock units and performance shares to the Named Executives annually.

Long‑term incentive awards are made to encourage the Named Executives to continue their engagement with the Company throughout the vesting periods of the awards and to align management and shareholder interests. In making awards to the Named Executives, the grant size and the appropriate mix of equity‑based awards are considered. The Compensation Committee generally grants long‑term incentive awards at its first meeting of each year. Long‑term incentive awards generally vest only if the Named Executive remains employed by the Company for three years from the date of grant, with the exception of stock options which vest one third at each annual anniversary of the date of grant over a three year period. The Compensation Committee believes the three‑year cliff‑vesting schedule for non-stock option grants and pro-rata vesting over three years for stock options assists in retaining Named Executives and encourages the Named Executives to focus on the Company’s long‑term performance. Commencing with long-term incentive awards granted during 2017, long-term incentive awards granted to the Named Executives will accelerate under certain circumstances, as described below.

In granting stock options, restricted stock units and performance shares to the Named Executives, the Compensation Committee also considers the impact of the grant on the Company’s financial performance, as determined in accordance with the requirements of FASB Accounting Standards Codification Topic 718 (ASC Topic 718). For long‑term incentive awards, the Company records expense in accordance with ASC Topic 718. The amount of expense recorded pursuant to ASC Topic 718 may vary from the corresponding compensation value used in determining the amount of the awards.

Amount and allocation of grant—For 2016, the total annual targeted long‑term incentive grant value was 125% of salary and targeted annual cash incentive for Mr. Childs and 100% of salary and targeted annual cash incentive for Messrs. Simmons, Steel, Thompson and Vais. The Compensation Committee established these annual targeted amounts to provide a competitive pay package and to ensure that a large portion of each Named Executive’s compensation was based on continuing long‑term service and correlated to the creation of shareholder value. This has been the Compensation Committee’s policy for several years, but is subject to review and continuation or modification each year by the Compensation Committee. The targeted levels of long‑term incentive awards for Mr. Childs are higher than the targeted levels of long‑term incentive awards for other Named Executives as a result of his overall responsibility for the long‑term success of the Company. Each Named Executive’s 2016 long‑term incentive award was allocated among the three types of long‑term incentive awards as follows: stock options, restricted stock units and performance shares.

Stock options, restricted stock unit and performance share grants in 2016 were made pursuant to the Company’s 2010 Plan, as shown in greater detail below and in the table labeled “Grants of Plan Based Awards.”

The following table summarizes the number and nature of long‑term incentive awards granted to the Named Executives by the Company in 2016 under the 2010 Plan.

	Time Vesting Awards		Performance Vesting Awards
	Options	Number of Restricted Stock Units	“Target” Performance Shares (1)
Russell A. Childs	41,020	27,064	27,064
Robert J. Simmons	22,889	15,101	15,101
Wade J. Steel	20,674	13,640	13,640
Michael B. Thompson	16,244	10,717	10,717
Terry M. Vais	17,721	11,691	11,691

(1) Number of performance shares if 100% of target is achieved, although the threshold earnout is 50% of target and the maximum earnout is 150% of target.

Stock Options—Options are granted with an exercise price equal to the closing price per share on the date of grant and vest one third at each annual anniversary of the date of grant over a three year period. Grants are made on a systematic schedule, generally one grant per year made at the first Compensation Committee meeting of each year.

The purpose of stock options is to tie a significant percentage of the award’s ultimate value to increases in the market price of the Common Stock, thereby rewarding increased value to the shareholders. A stock option only has a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the Named Executive’s employment continues through the vesting date.

The size of the grant for each Named Executive is calculated by determining the number of shares with a theoretical future value equal to the targeted compensation for stock options, assuming each option will have a value equal to 33% of its exercise price (i.e., the fair value modifier, like a Black-Scholes value, is set at 33% to simplify administration). This value generally correlates to the ASC Topic 718 grant date fair value of the option awards. The option allocation was 20% of each Named Executive’s total target long‑term incentive value in 2016.

Restricted Stock Units—The Company also granted restricted stock units to the Named Executives in 2016 under the 2010 Plan. Restricted stock units comprised 40% of each Named Executive's 2016 long‑term incentive compensation. The restricted stock units awarded to a Named Executive entitle the Named Executive to receive a designated number of shares of Common Stock upon completion of a three‑year vesting period, measured from the date of grant. Until the vesting date, the shares underlying the restricted stock units are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his restricted stock units unless and until those restricted stock units vest. The purpose of the restricted stock unit component is to support continued employment through volatile economic and stock market conditions, to manage dilution overhang, and to align officers’ interests with maintaining shareholder value already created as well as future value creation. The Compensation Committee believes this approach mitigates the incentive for Named Executives to take unnecessary risks and helps retain the Named Executives’ expertise through continued employment. Restricted stock unit awards deliver significantly greater share‑for‑share compensation value at grant than do stock options, and the Company can offer what it anticipates will be comparable grant date compensation value with approximately 65% fewer shares than if the grant were made solely with stock options.

Performance Shares. The remaining component of each Named Executive’s 2016 annual long‑term incentive compensation was performance shares payable in Common Stock under the 2010 Plan. Performance share value comprised 40% of each Named Executive's 2016 long-term incentive g compensation (target performance share value is stock price at grant multiplied by the shares earned if the objectives are achieved). The purpose of the performance share awards is to reward achievement of the three-year financial plan, which the Company believes will also support shareholder value achievement. Under each Named Executive’s performance shares award, a number of performance shares will vest upon completion of a three-year performance period from the date of the grant (subject to the Named Executive’s continued employment through the vesting date), based on the achievement of certain corporate performance objectives.

For purposes of the performance share awards granted in 2016, which will be eligible to vest based on corporate performance during the three year performance period ending December 31, 2018 (the “2016-2018 PSU Awards”), the Compensation Committee set three-year performance share objectives, based on cumulative three-year adjusted pre-tax earnings, cumulative three-year adjusted earnings per share, and three-year average return on capital objectives. Under each Named Executive’s performance share award, the performance shares are eligible to vest (and be settled in shares of Common Stock) upon completion of a three-year vesting period from the date of the grant (subject to the Named Executive’s continued employment through the vesting date), based on the level of adjusted pre-tax earnings, adjusted earnings per share and adjusted return on invested capital actually attained in aggregate over the 2016 to 2018 calendar years. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest.

The Compensation Committee’s philosophy for setting performance share targets is to set maximum targets that will be difficult for the Named Executives to achieve on a consistent basis. For the 2016-2018 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated equally between each of the three metrics in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 150% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

The corporate objectives for the 2016-2018 PSU Awards for each Named Executive were based on the Company-wide performance, with no individual component or subsidiary-level objectives, in order to encourage teamwork and a collective focus on the creation of long‑term value for the Company’s shareholders. In determining the degree to which the corporate objectives have been attained, the Company’s performance will be automatically adjusted for unusual or non‑recurring items.

Actual results for 2016-2018 PSU Awards are measured over the three year performance period. Therefore, the degree to which performance shares granted in 2016 ultimately earned will not be determined until the conclusion of the 2018 calendar year.

Long‑Term Incentive Awards for 2017.  The Compensation Committee adjusted the long‑term incentive metrics for performance shares awarded for 2017 to better align the incentive awards with the creation of shareholder value and to align the compensation package of the Named Executives with those of other regional and major air carrier executive compensation programs. Stock options will not be issued in 2017, which simplifies the long-term incentive program design and aligns with the industry trend away from stock options. The 2017 long-term incentive awards will consist of performance shares and restricted stock units. The target grant value of the performance shares component will be upweighted from the 40% weighting in 2016 to a 60% weighting for Named Executives and the performance shares upside will be increased from 150% of target to 200% of target for “maximum” performance. This is intended to replace the performance-based component of the discontinued stock options with performance-based equity value from performance shares. The Compensation Committee implemented a performance measurement for restricted stock units so that earned awards may be eligible to qualify for the performance based exception to the $1 million cap on tax deductible compensation under Section 162(m) of the Code, which is to ensure financial efficiency for shareholders.

Acceleration of Long-Term Incentive Awards.  With respect to long-term incentive awards granted to the Named Executives commencing in 2017, such awards will vest on an accelerated basis under certain circumstances.

Specifically, restricted stock unit awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason (although such vesting will be subject to the achievement of a threshold performance objective included in such restricted stock unit awards for Section 162(m) purposes unless such termination occurs within 24 months following a change in control of the Company), or (ii) in the event of the Named Executive’s death.

Performance share awards granted to the Named Executives will vest on an accelerated basis (i) in the event of the Named Executive’s death prior to a change in control, as to the “target” number of performance shares subject to the award on the date of death and as to any incremental performance shares above “target” based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the three year performance period (or, if earlier, a change in control of the Company), (ii) in the event of the Named Executive’s death following a change in control, any “vesting eligible shares” (as described below) will vest upon the date of death, (iii) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case prior to a change in control, the Named Executive will remain eligible to vest in such number of performance shares as ultimately vest based on the Company’s actual performance relative to the corporate performance objectives under such award at the end of the three year performance period (or, if earlier, a change in control of the Company), which vesting will be pro-rated for the portion of the performance period that has elapsed prior to the date of termination, or (iv) in the event of the Named Executive’s involuntary termination without cause or resignation for good reason, in each case following a change in control, any vesting eligible shares will vest upon the date of such termination. For purposes of the performance shares, in the event of a change in control of the Company, the performance shares will be converted into a number of “vesting eligible shares” that will vest at the end of the three year performance period based on the greater of (i) the “target” number of performance shares subject to the award, or (ii) the number of performance shares that would vest if performance had been measured against the corporate performance objectives as of the date of the change in control.

No Employment and Severance Agreements

The Named Executives do not have employment, severance or change‑in‑control agreements, although the vesting of long-term equity incentive awards may accelerate under certain circumstances, as described below under “Elements of Compensation – Long-Term Incentive Awards.” The Named Executives serve at the will of the Board, which enables the Board to terminate the employment of any Named Executive with discretion as to the terms of any severance. This is consistent with the Company’s performance‑based employment and compensation philosophy.

Retirement and Other Benefits.

The Company and SkyWest Airlines sponsor a 401(k) retirement plan for their eligible employees, including the Named Executives other than Mr. Vais. ExpressJet also maintains a substantially equivalent 401(k) plan for its eligible employees, including Mr. Vais. Both plans are broad based, tax‑qualified retirement plans under which eligible employees, including the Named Executives, may make annual pre‑tax salary reduction contributions subject to the various limits imposed under the Code. The sponsoring employers make matching contributions under the plans on behalf of eligible participants; however, the right of Named Executives and other officers to such matching contributions is limited. The Compensation Committee believes that maintaining the 401(k) retirement plans and providing a means to save for retirement is an essential part of a competitive compensation package necessary to attract and retain talented executives.

The Company also maintains the SkyWest, Inc. 2002 Deferred Compensation Plan, a non‑qualified deferred compensation plan for the benefit of officers and other highly compensated employees. All of the Named Executives other than Mr. Vais participate in the SkyWest, Inc. 2002 Deferred Compensation Plan. ExpressJet also maintains a separate but similar non‑qualified deferred compensation plan, the ExpressJet Executive Deferred Compensation Plan, for its highly compensated management employees, including Mr. Vais. Under both such deferred compensation plans (the “Deferred Compensation Plans”), the employer credits each Named Executive’s account with a discretionary employer contribution equal to 15% of salary and annual cash incentive. These amounts are included in the Summary Compensation Table under the column “All Other Compensation”. Additional information on the Deferred Compensation Plans is found in the section “Non‑Qualified Deferred Compensation for 2016” below. The purpose of the Deferred Compensation Plans is to attract and retain executive talent by assisting with building retirement assets over the course of their career with the Company.

The SkyWest Inc. 2002 Deferred Compensation Plan (but not the ExpressJet Executive Deferred Compensation Plan) also permits eligible executives, including the Named Executives, to elect in advance of each calendar year to defer up to 100% of their cash salary and annual cash incentive compensation for the year. Only Mr. Simmons elected to defer any portion of his salary or annual cash incentive for 2016.

The Company and its subsidiaries do not maintain any defined benefit pension plans for the Named Executives.

Other Benefits.  In addition to the benefits described above, the Company provides certain other benefits to the Named Executives that the Compensation Committee believes are generally consistent with the benefits provided to senior executives of other airlines. The Compensation Committee believes that those benefits, which are detailed in the footnotes to the Summary Compensation Table applicable to the heading “All Other Compensation” below, are reasonable, competitive and consistent with overall executive compensation objectives. Those benefits consist primarily of employer‑paid premiums on health, dental and eye insurance, a personal automobile allowance, and use of Company owned recreational equipment.

The Company and its subsidiaries also maintain a non‑discriminatory, broad based program under which all full‑time employees and their dependents, including the Named Executives and their dependents, may fly without charge on a space available basis on regularly scheduled flights of aircraft operated by the Company’s operating airline subsidiaries.

The Company has not agreed to provide its Named Executives with any gross‑up or reimbursement for taxes.

Share Ownership Guidelines

The Company maintains ownership guidelines for the Named Executives to encourage the alignment of their interests with the long‑term interests of the Company’s shareholders. Each Named Executive is strongly encouraged to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to a multiple of the annual base salary for each Named Executive. The Chief Executive’s guideline ownership level is five times salary while the remaining Named Executives’ guideline ownership level is three times salary.

The Named Executives are limited in their ability to sell shares under long‑term incentive awards until their applicable guideline ownership level is reached.

The guidelines also include an expectation that the Named Executives will hold 50% of their net after-tax profit shares held after vesting or option exercise if the applicable guideline ownership level is not met. Any Named Executive that did not meet the guidelines at December 31, 2016 is encouraged to make progress towards the ownership guideline. The holdings of the Named Executives are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

Deductibility of Executive Compensation

Section 162(m) of the Code imposes a $1 million annual limit on the amount that a publicly traded company may deduct for compensation paid to the company’s principal executive officer during a tax year or to any of the company’s three other most highly compensated executive officers who are still employed at the end of the tax year (other than the Company’s principal financial officer). The limit does not apply to compensation that meets the requirements of Section 162(m) of the Code for “qualified performance‑based compensation” (i.e., compensation paid only if the executive meets pre‑established, objective goals based upon performance criteria approved by the Company’s shareholders). The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers.

Effect of Compensation on Risk

The Compensation Committee believes the Company’s compensation policies and practices are designed to create appropriate and meaningful incentives for the Company’s employees without encouraging excessive or inappropriate risk taking. Among other factors, the Compensation Committee considered the following:

•	The Company’s compensation policies and practices are designed to include a significant level of long‑term compensation, which discourages short‑term risk taking;
•

The base salaries and target cash incentive opportunities the Company provides to its employees are generally consistent with salaries paid for comparable positions in the Company’s industry, and provide the Company’s employees with steady income while reducing the incentive for employees to take risks in pursuit of short‑term benefits;

•

The Company’s cash incentive and performance equity incentive compensation is capped at levels established by the Compensation Committee, consistent with peer data, and at which the Compensation Committee believes reduces the incentive for excessive risk‑taking;

•

The Company has established internal controls and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee; and

•	The Company has adopted equity ownership guidelines for its executive officers, which the Compensation Committee believes discourages excessive risk‑taking.

Based on the review outlined above, the Company has concluded that the risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing compensation discussion and analysis and discussed with the Company’s management the information set forth herein. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the foregoing compensation discussion and analysis be included in this proxy statement.

The Compensation Committee

Keith E. Smith, Chair

Henry J. Eyring

Meredith S. Madden

Ronald J. Mittelstaedt

Steven F. Udvar‑Hazy

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the Named Executives for the years indicated.

				Stock Awards			Non-Equity
				Restricted	Performance	Option	Incentive Plan	All Other
		Salary	Bonus	Stock Units	Shares	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(2)	($)(3)	($)		($)
Russell A. Childs	2016	$400,000	$—	$400,000	$400,000	$200,000	$796,364	$161,745	(4)	$2,358,109
CEO & President	2015	$330,000	$—	$330,000	$330,000	$165,000	$464,277	$111,563	(5)	$1,730,840
	2014	$287,317	$252,475	$209,128	$—	$97,481	$237,593	$104,210	(6)	$1,188,204
Robert J. Simmons	2016	$310,000	$—	$223,200	$223,200	$111,600	$463,027	$126,103	(7)	$1,457,130
Chief Financial Officer	2015	$225,000	$—	$251,014	$251,014	$125,507	$337,656	$56,308	(8)	$1,246,499
Wade J. Steel	2016	$280,000	$—	$201,600	$201,600	$100,800	$418,218	$110,424	(9)	$1,312,642
Chief Commercial Officer	2015	$240,000	$—	$172,800	$172,800	$86,400	$270,125	$85,299	(10)	$1,027,424
	2014	$185,708	$130,240	$103,549	$—	$45,959	$146,140	$56,133	(11)	$667,729
Michael B. Thompson	2016	$220,000	$—	$158,400	$158,400	$79,200	$294,965	$96,159	(12)	$1,007,124
Chief Operating Officer	2015	$215,300	$—	$155,016	$155,016	$77,508	$235,624	$78,770	(13)	$917,234
—SkyWest Airlines	2014	$176,125	$112,050	$98,347	$—	$43,585	$138,239	$53,483	(14)	$621,829
Terry M. Vais	2016	$240,000	$—	$172,800	$172,800	$86,400	$360,000	$69,841	(15)	$1,101,841
Chief Operating Officer	2015	$165,200	$—	$101,205	$101,205	$51,883	$163,371	$51,412	(16)	$634,276
—ExpressJet

(1)

Includes discretionary annual performance bonuses approved by the Compensation Committee for 2014 of $19,100 to Mr. Childs and $12,345 to Mr. Steel. Such bonuses were paid during 2015, Messrs. Simmons, Thompson and Vais did not receive a discretionary annual performance bonus for 2014. No discretionary annual performance bonuses were awarded to the Named Executives in 2015 or 2016.

The amounts in this column also include the amounts, approved by the Compensation Committee, of discretionary performance unit awards issued in 2015 with respect to 2014, but payable in cash in 2017, subject to forfeiture in the event of termination of employment prior to February 18, 2017. The 2017 cash value of those discretionary performance unit awards for 2014 service were $233,375 for Mr. Childs, $117,895 for Mr. Steel and $112,050 for Mr. Thompson. Messrs. Simmons and Vais did not receive discretionary performance unit awards with respect to 2014.

(2)

These columns show the grant date fair value of the options and stock awards granted as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. The maximum potential value of the performance share awards, assuming the highest level of performance achievement, is as follows: Mr. Childs, $495,000 (2015), $600,000 (2016); Mr. Simmons, $376,521 (2015), $334,800 (2016); Mr. Steel, $259,200 (2015), $302,400 (2016); Mr. Thompson, $232,524 (2015), $237,600 (2016); and Mr. Vais, $151,808 (2015), $259,200 (2016). These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2016 which are included in the Company’s Annual Report on Form 10‑K filed with the Securities and Exchange Commission.

(3)

The amounts in this column reflect the annual performance cash incentive amounts earned in the year indicated based on performance in that year and paid in the subsequent year. As described in the section entitled “Compensation Discussion and Analysis” above, annual performance cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries.

The threshold, target and maximum amount of each Executive’s annual performance cash incentive opportunity for 2016 is reported in the “Grants of Plan‑Based Awards for 2016” table below.
(4)

All other compensation for Mr. Childs for 2016 consists of: $132,490 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2016; $5,958 in employer‑paid health insurance premiums; $15,728 for a personal vehicle lease; $5,606 for personal use of the Company’s recreational equipment; and $1,963 in discretionary matching contributions under the SkyWest 401(k) Plan.

(5)

All other compensation for Mr. Childs for 2015 consists of: $88,793 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2015; $5,887 in employer‑paid health insurance premiums; $10,505 for a personal vehicle lease; $5,155 for personal use of the Company’s recreational equipment; and $1,223 in discretionary matching contributions under the SkyWest 401(k) Plan.

(6)

All other compensation for Mr. Childs for 2014 consists of: $77,440 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,289 in employer‑paid health insurance premiums; $14,727 for a personal vehicle lease; $5,943 for personal use of the Company’s recreational equipment; and $811 in discretionary matching contributions under the SkyWest 401(k) Plan.

(7)

All other compensation for Mr. Simmons for 2016 consists of: $98,158 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2016; $5,958 in employer‑paid health insurance premiums; $14,418 for a personal vehicle allowance; $5,606 for personal use of the Company’s recreational equipment and $1,963 in discretionary matching contributions under the SkyWest 401(k) Plan.

(8)

All other compensation for Mr. Simmons for 2015 consists of: $34,452 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2015; $5,887 in employer‑paid health insurance premiums; $10,814 for a personal vehicle allowance; and $5,155 for personal use of the Company’s recreational equipment.

(9)

All other compensation for Mr. Steel for 2016 consists of: $84,897 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2016; $5,958 in employer‑paid health insurance premiums; $12,000 for a personal vehicle lease; $5,606 for personal use of the Company’s recreational equipment; and $1,963 in discretionary matching contributions under the SkyWest 401(k) Plan.

(10)

All other compensation for Mr. Steel for 2015 consists of: $60,422 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2015; $5,887 in employer‑paid health insurance premiums; $12,000 for a personal vehicle lease; $5,155 for personal use of the Company’s recreational equipment; and $1,835 in discretionary matching contributions under the SkyWest 401(k) Plan.

(11)

All other compensation for Mr. Steel for 2014 consists of: $37,640 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,132 in employer‑paid health insurance premiums; $6,000 for a personal vehicle lease; $5,943 for personal use of the Company’s recreational equipment; and $1,418 in discretionary matching contributions under the SkyWest 401(k) Plan.

(12)

All other compensation for Mr. Thompson for 2016 consists of: $70,790 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2016; $5,800 in employer‑paid health insurance premiums; $12,000 for a personal vehicle lease; $5,606 for personal use of the Company’s recreational equipment; and $1,963 in discretionary matching contributions under the SkyWest 401(k) Plan.

(13)

All other compensation for Mr. Thompson for 2015 consists of: $54,051 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2015; $5,729 in employer‑paid health insurance premiums; $12,000 for a personal vehicle lease; $5,155 for personal use of the Company’s recreational equipment; and $1,835 in discretionary matching contributions under the SkyWest 401(k) Plan.

(14)

All other compensation for Mr. Thompson for 2014 consists of: $34,990 of employer credits under the SkyWest Deferred Compensation Plan attributable to compensation earned for 2014; $5,132 in employer‑paid health insurance premiums; $6,000 for a personal vehicle lease; $5,943 for personal use of the Company’s recreational equipment; and $1,418 in discretionary matching contributions under the SkyWest 401(k) Plan.

(15)

All other compensation for Mr. Vais for 2016 consists of: $50,601 of employer credits under the ExpressJet Deferred Compensation Plan attributable to compensation earned for 2016; $4,840 in employer‑paid health insurance premiums; and $14,400 for a personal vehicle lease.

(16)

All other compensation for Mr. Vais for 2015 consists of: $42,972 of employer credits under the ExpressJet Deferred Compensation Plan attributable to compensation earned for 2015; $4,840 in employer‑paid health insurance premiums; and $3,600 for a personal vehicle lease.

Grants of Plan‑Based Awards For 2016

The following table provides information about non‑equity based and equity‑based plan awards granted to the Named Executives for the year ended December 31, 2016:

		Estimated Possible Payouts Under			Estimated Possible Payouts Under			All Other Stock Awards	All Other Stock Awards		Grant Date Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Number of	Exercise Price of	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Option Awards	and Option
Name	Grant Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)	(#)(3)	(#)(4)	($/Share)(5)	Awards($)(6)
Russell A. Childs		$200,000	$400,000	$800,000							$400,000
	10-Feb-2016				13,532	27,064	40,596				$400,000
	10-Feb-2016							27,064			$400,000
	10-Feb-2016								41,020	$ 14.78	$200,000
Robert J. Simmons		$124,000	$248,000	$465,000							$248,000
	10-Feb-2016				7,551	15,101	22,652				$223,200
	10-Feb-2016							15,101			$223,200
	10-Feb-2016								20,889	$ 14.78	$111,600
Wade J. Steel		$112,000	$224,000	$420,000							$224,000
	10-Feb-2016				6,820	13,640	20,460				$201,600
	10-Feb-2016							13,640			$201,600
	10-Feb-2016								20,674	$ 14.78	$100,800
Michael B. Thompson		$88,000	$176,000	$330,000							$176,000
	10-Feb-2016				5,359	10,717	16,076				$158,400
	10-Feb-2016							10,717			$158,400
	10-Feb-2016								16,244	$ 14.78	$79,200
Terry M. Vais		$96,000	$192,000	$360,000							$192,000
	10-Feb-2016				5,846	11,691	17,537				$172,800
	10-Feb-2016							11,691			$172,800
	10-Feb-2016								17,721	$ 14.78	$86,400

(1)

The amounts in these columns reflect the threshold, target and maximum amount of each Named Executive’s annual cash incentive opportunity for 2016. As described in the section entitled “Compensation Discussion and Analysis” above, annual cash incentives payable to the Named Executives are calculated based upon the financial and operational performance of the Company or its subsidiaries.

(2)

Represents the 2016-2018 PSU Awards granted in 2016 which will be eligible to vest based on corporate performance during the three year performance period ending December 31, 2018. The Compensation Committee determined that the corporate objectives for purposes of such awards would be pre-tax earnings, earnings per share and return on invested capital actually attained over the three year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2016-2018 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated equally between each of the three metrics in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 150% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s).

(3)	Represents restricted stock unit awards that vest on the third anniversary of the date of grant, subject to the Named Executive’s continued employment through the vesting date.
(4)	Represents stock option awards that vest one third at each annual anniversary of the date of grant over a three year period.
(5)	The exercise price of the options of $14.78 per share for the February 10, 2016 grant date is the market closing price of the Common Stock on the date of grant.
(6)

This column shows the grant date fair value of the options and stock awards granted as computed under ASC Topic 718 (excluding estimates for forfeitures in case of awards with service-based vesting). With respect to the performance share awards, the grant date fair value is reported based on the probable outcome of the performance conditions as of the grant date. These amounts do not reflect the extent to which the Named Executive realized or will realize an actual financial benefit from the awards. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2016 which are included in the Company’s Annual Report on Form 10‑K filed with the Securities and Exchange Commission.

Outstanding Equity Awards at Year‑End

The following table provides information on the year‑end 2016 holdings of stock options and other stock awards (restricted stock units and performance shares) by the Named Executives.

	Option Awards					Stock Awards
	Number of	Number of							Equity Incentive Plan Awards:		Equity Incentive Plan Awards: Market or
	Securities	Securities							Number of		Payout Value of
	Underlying	Underlying				Number of		Market Value	Shares, Units		Shares, Units
	Unexercised	Unexercised		Option	Option	Share Units		of Share Units	or Other Rights		or Other Rights
	Options	Options		Exercise	Expiration	That Have		That Have	That Have		That Have
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date(1)	Not Vested (#)		Not Vested(9)($)	Not Vested (#)		Not Vested(9)($)
Russell A. Childs	9,929			$15.51	2‑Feb‑18
	22,979			13.06	15‑Feb‑19
	16,389			$13.24	13‑Feb‑20
		18,054	(2)	$12.10	18‑Feb‑21	13,896	(2)	$506,509
		4,687	(3)	$11.36	15‑May‑21	3,608	(3)	$131,512
	12,217	24,806	(4)	$13.51	17‑Feb‑22	24,426	(4)	$890,328	36,639	(6)	$1,335,492
		41,020	(5)	$14.78	10-Feb-23	27,064	(5)	$986,483	27,064	(7)	$986,483
Robert J. Simmons	7,997	16,236	(4)	$14.12	17‑Feb‑22	15,988	(4)	$582,763	23,982	(6)	$874,144
		22,889	(5)	$14.78	10-Feb-23	15,101	(5)	$550,431	15,101	(7)	$550,431
Wade J. Steel		5,429	(2)	$12.10	18‑Feb‑21	4,179	(2)	$152,325
		6,059	(3)	$11.36	15‑May‑21	4,664	(3)	$170,003
		12,989	(4)	$13.51	17‑Feb‑22	12,791	(4)	$466,232	19,187	(6)	$699,348
		20,674	(5)	$14.78	10-Feb-23	13,640	(5)	$497,178	13,640	(7)	$497,178
Michael B. Thompson		5,051	(2)	$12.10	18‑Feb‑21	3,888	(2)	$141,718
		5,868	(3)	$11.36	15‑May‑21	4,516	(3)	$164,608
		11,652	(4)	$13.51	17‑Feb‑22	11,474	(4)	$418,227	17,211	(6)	$627,341
		16,244	(5)	$14.78	10-Feb-23	10,717	(5)	$390,635	10,717	(7)	$390,635
Terry M. Vais		5,515	(2)	$12.10	18‑Feb‑21	4,245	(2)	$154,730
		4,715	(4)	$13.51	17‑Feb‑22	4,642	(4)	$169,201	6,963	(6)	$253,801
	1,116	2,265	(8)	$17.25	9-Sep‑22	2,231	(8)	$81,320	5,021	(6)	$183,015
		17,721	(5)	$14.78	10-Feb-23	11,691	(5)	$426,137	11,691	(7)	$426,137

(1)	All stock option awards have a term of seven years from the date of grant.
(2)	Awards scheduled to vest on February 18, 2017.

(3)	Awards scheduled to vest on May 15, 2017.
(4)	Restricted stock unit awards scheduled to vest on February 17, 2018. One third of the shares subject to the options vest on each anniversary of the date of grant over a three year period.
(5)	Restricted stock unit awards scheduled to vest on February 10, 2019. One third of the shares subject to the options vest on each anniversary of the date of grant over a three year period.

(6)

Represents performance share awards granted in 2015 which will be eligible to vest based on corporate performance during the three year performance period ending December 31, 2017 (the “2015-2017 PSU Awards”).  The Compensation Committee determined that the corporate objectives for purposes of such awards would be pre-tax earnings, earnings per share and return on invested capital actually attained over the three year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2015-2017 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated equally between each of the three metrics in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 150% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The actual number of shares of Common Stock issued to our Named Executives following the conclusion of a performance period will be based on our performance relative to the corporate performance objectives for that performance period. As of December 31 2016, the Company’s performance relative to the objectives was tracking at “maximum” performance levels and as such the “maximum” number of performance shares subject to these awards are reported in the table above.

(7)

Represents the 2016-2018 PSU Awards granted in 2016 which will be eligible to vest based on corporate performance during the three year performance period ending December 31, 2018 (. The Compensation Committee determined that the corporate objectives for purposes of such awards would be pre-tax earnings, earnings per share and return on invested capital actually attained over the three year performance period. Until the vesting date, the shares underlying the performance shares are not issued and outstanding. Accordingly, the Named Executive is not entitled to vote or receive dividends on the shares underlying his performance shares unless and until those performance shares vest. For the 2016-2018 PSU Awards, the Compensation Committee established threshold, target and maximum performance levels for each of the three corporate performance objectives, with the actual number of performance shares that will vest to be adjusted in proportion to the extent to which the combined actual results varied from the target levels of performance. The performance shares are allocated equally between each of the three metrics in determining the actual awarded performance shares payable in Common Stock. Specifically, a number of performance shares attributable to each objective according to the weightings assigned by the Compensation Committee will be earned ranging from 50% (for threshold performance) to 100% (for target performance) to 150% (for maximum performance), with performance in between such levels determined by linear interpolation. If performance is below the threshold level for one or more of the objectives, no performance shares will be earned with respect to such objective(s). The actual number of shares of Common Stock issued to our Named Executives following the conclusion of a performance period will be based on our performance relative to the corporate performance objectives for that performance period and our stock price on the applicable vesting date. The Company has reported the number and market value of the performance shares subject to the awards based on “target” performance.

(8)	Restricted stock unit awards scheduled to vest September 9, 2018. One third of the shares subject to the options vest on each anniversary of the date of grant over a three year period.
(9)	Based on market closing price per share of Common Stock of $36.45 on December 30, 2016, the last trading day of 2016.

Option Exercises and Stock Vested

Stock options exercised and restricted stock units that vested for the Named Executives during the year ended December 31, 2016 are outlined below.

Stock options exercised and restricted stock units that vested for the Executives during the year ended December 31, 2016 are outlined below.
	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired On Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Russell A. Childs	31,029	$443,609	12,391	$190,326
Robert J. Simmons	—	$—	—	$—
Wade J. Steel	11,292	$171,301	3,701	$56,847
Michael B. Thompson	10,321	$155,949	3,464	$53,207
Terry M. Vais	20,648	$212,550	3,731	$57,308

Non‑Qualified Deferred Compensation for 2016

Pursuant to the SkyWest Deferred Compensation Plan and the ExpressJet Deferred Compensation Plan, covered Named Executives may elect prior to the beginning of each calendar year to defer the receipt of base salary and annual performance cash incentives earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive, which account is deemed invested in and earns a rate of return based upon certain notational, self‑directed investment options offered under the applicable plan.

Each Named Executive’s account under the SkyWest Deferred Compensation Plan and ExpressJet Deferred Compensation Plan, as applicable, is also credited with a discretionary employer contribution monthly, whether or not the Named Executive contributes. For 2016 that discretionary employer contribution was 15% of the Named Executive’s salary and annual cash incentive. Participant account balances under the SkyWest and ExpressJet Deferred Compensation Plans are fully vested and will be paid by the Company to each Named Executive upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the Named Executive.

The following table provides information regarding the SkyWest Deferred Compensation Plan for Messrs. Childs, Simmons, Steel and Thompson for the year ended December 31, 2016:

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions in	Earnings in	Distributions in	Balance at
	Last Year	Last Year	Last Year	Last Year	Last Year
Name	($)(1)	($)(2)	($)(3)	($)	End ($)(4)
Russell A. Childs	$—	$132,490	$79,168	$—	$1,203,837
Robert J. Simmons	$2,587	$98,158	$13,548	$—	$148,183
Wade J Steel	$—	$84,897	$21,326	$—	$305,745
Michael B. Thompson	$—	$70,790	$42,071	$—	$466,631

(1)

The amount in this column represents deferral of base salary for 2016 and annual performance cash incentives earned for the ensuing calendar year, which deferred amounts are reported in the Summary Compensation Table above.

(2)

The amounts in this column reflect the amounts of employer contributions credited under the applicable deferred compensation plan for 2016 at the rate of 15% of each Executive’s 2016 base salary and annual cash incentive which was paid in 2016. The amounts reported in this column are also included in the amounts reported in the “Other Compensation” column of the Summary Compensation Table appearing above.

(3)

The amounts in this column reflect the notational earnings during 2016 credited to each Executive’s account under the SkyWest Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table because they are based on market rates determined by reference to mutual funds that are available to participants in the SkyWest 401(k) Plan or otherwise broadly available.

(4)

All Named Executive and Company contributions in prior years to the SkyWest Deferred Compensation Plan have been reported in the Summary Compensation Tables in the company’s previously filed proxy statements, to the extent that an executive was a named executive officer in that fiscal year. These amounts are as follows: Mr. Childs, $132,490 (2016), $88,793 (2015) and $77,440 (2014); Mr. Simmons, $100,745 (2016) and $34,452 (2015); Mr. Steel, $84,897 (2016), $60,422 (2015) and $37,640 (2014); and Mr. Thompson, $70,790 (2016), $56,025 (2015) and $35,467 (2014).

At the election of the executive, deferred amounts are invested in a selection of third party investment funds and each executive receives the rates of return under those funds on such deferred amounts.

The following table provides information regarding the ExpressJet Deferred Compensation Plan for Mr. Vais for 2016.

Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Aggregate
	Contributions in	Contributions in	Earnings in	Distributions in	Balance at
	Last Year	Last Year	Last Year	Last Year	Last Year
Name	($)(1)	($)(2)	($)(3)	($)	End ($)(4)
Terry M. Vais	—	$50,601	$44,534	—	383,105

(1)

The amount in this column represents deferral of base salary for 2016 and annual performance cash incentives earned for the ensuing calendar year, which deferred amounts are reported in the Summary Compensation Table above.

(2)

The amount in this column reflects the employer contributions credited under the applicable deferred compensation plan for 2016 at the rate of 15% of Mr. Vais’s 2016 base salary and annual cash incentive which was paid in 2016. The amount reported in this column is also included in the amount reported in the “Other Compensation” column of the Summary Compensation Table appearing above.

(3)

The amounts in this column reflect the notational earnings during 2016 credited to Mr. Vais’s account under the ExpressJet Deferred Compensation Plan. This amount is not reported in the Summary Compensation Table because it is based on market rates determined by reference to mutual funds that are available to participants in the ExpressJet 401(k) Plan or, in certain cases, otherwise broadly available.

(4)

All Named Executive and Company contributions in prior years to the ExpressJet Deferred Compensation Plan have been reported in the Summary Compensation Tables in the company’s previously filed proxy statements, to the extent that Mr. Vais was a named executive officer in that fiscal year. These amounts are as follows: $50,601 (2016), and $42,972 (2015).

At the election of the executive, deferred amounts are invested in a selection of third party investment funds and each executive receives the rates of return under those funds on such deferred amounts.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain payments or benefits that would be payable under the existing plans and programs of the Company and its subsidiaries if a Named Executive’s employment had terminated on December 31, 2016, or the Company had undergone a change in control on December 31, 2016. These benefits are in addition to benefits generally available to all salaried employees of the Company in connection with a termination of employment, such as distributions from the 401(k) plan and accrued vacation pay. Except as noted below, the Named Executives do not have any other severance benefits, severance agreements or change‑in‑control agreements.

Accelerated Vesting of Long-Term Incentive Awards Upon Change In Control.  Under the Company’s long‑term incentive plans, all outstanding stock options, restricted stock units, performance shares and performance units held by a Named Executive on December 31, 2016, would have become fully vested upon a “change in control” occurring on that date without regard to whether the Named Executive terminated employment in connection with or following the change in control if such awards were not assumed by the acquirer. The Company’s long‑term incentive plans generally define a “change in control” as any of the following events: (i) the acquisition by any person of 50% or more of the Company’s voting shares, (ii) replacement of a majority of the Company’s directors within a two‑year period under certain conditions, or (iii) shareholder approval of a merger in which the Company is not the surviving entity, sale of substantially all of the Company’s assets or liquidation.

The following table shows for each Named Executive the intrinsic value of his unvested stock options, unvested restricted stock units, performance shares and performance units payable in cash, as of December 31, 2016, that would have been accelerated had a change in control of the Company occurred on that date and the vesting of such awards accelerated, calculated in the case of restricted stock units, performance shares and stock options, by multiplying the number of underlying shares by the closing price of the Common Stock on December 30, 2016, the last trading day of 2016 ($36.45 per share), and, in the case of stock options, by then subtracting the applicable option exercise price:

	Early Vesting	Early Vesting	Early Vesting	Early Vesting
Name	of Stock Options	of Restricted Stock Units	of Performance Shares(1)	of Performance Units
Russell A. Childs	$2,015,165	$2,514,831	$2,321,975	$233,375
Robert J. Simmons	$858,555	$1,133,194	$1,424,575	$—
Wade J. Steel	$1,030,190	$1,285,737	$1,196,526	$117,895
Michael B. Thompson	$889,524	$1,115,188	$1,017,976	$112,050
Terry M. Vais	$669,954	$831,388	$862,953	$56,600

(1)Reflects the value of the performance shares granted in 2015 at “maximum” performance levels and the value of the performance shares granted in 2016 at “target” performance levels.

Deferred Compensation.  If the employment of a Named Executive were terminated on December 31, 2016, the Named Executive would have become entitled to receive the balance in his account under the applicable deferred compensation plan. Distribution would be made in the form of a lump sum or in installments, and in accordance with the distributions schedule elected by the Named Executive under the applicable plan. The 2016 year‑end account balances under those plans are shown in the applicable Non‑qualified Deferred Compensation Tables set forth above. A Named Executive’s account balance would continue to be credited with notational investment earnings or losses through the date of actual distribution.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transaction with Related Party

Jerry C. Atkin, the Company’s Chairman of the Board and former Chief Executive Officer, serves on the Board of Directors of Zions. The Company maintains a line of credit and certain bank and investment accounts with Zions. The Company’s cash balances in the accounts held at Zions as of December 31, 2016 and 2015 were $116.0 million and $65.0 million, respectively. The Company’s investment balance in the accounts held at Zions as of December 31, 2016 and 2015 were $121.6 million and $0.0 million, respectively. Zions is an equity participant in leveraged leases on three aircraft leased by the Company’s subsidiaries. Zions also refinanced seven aircraft operated by the Company, becoming the debtor on these aircraft. Zions also serves as the Company’s transfer agent for which the Company pays to Zions annual fees of approximately $10,000.

During the year ended December 31, 2016, the Company purchased $245,000 of spare aircraft parts from NORDAM, an entity affiliated with Meredith S. Madden, a director of the Company.

Review and Approval of Transactions with Related Parties

The Company believes that transactions between the Company and its directors and executive officers, or between the Company and persons related to directors and executive officers of the Company, present a heightened risk of creating or appearing to create a conflict of interest. Accordingly, the Company has adopted a policy regarding related‑party transactions that has been approved by the Board and incorporated into the Charter of the Audit Committee. The policy provides that the Audit Committee will review all transactions between the Company and related persons (as defined in Item 404 of Regulation S‑K promulgated by the Securities and Exchange Commission) for potential conflicts of interest. Under the Company’s policy, all transactions between the Company and related persons are required to be submitted to the Audit Committee for approval prior to the Company’s entry or participation in such transactions.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock‑based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required by the Company of its directors. Directors are encouraged to own shares of Common Stock having a value equal to three times the amount of their annual cash retainer.

Cash Compensation Paid to Directors

For the year ended December 31, 2016, all directors who were not employees of the Company received an annual cash retainer of $40,000 and attendance fees of $2,000 for each in‑person Board meeting attended, $1,800 for each in‑person Audit Committee meeting attended, $1,400 for each in‑person Compensation Committee meeting attended, $1,400 for each in‑person Nominating and Corporate Governance Committee meeting attended and $1,400 for each in‑person Safety and Compliance Committee meeting attended. Non‑employee directors who participated in telephonic meetings of the Board or its committees were also paid $1,000 for each telephonic Board meeting, $1,000 for each telephonic Audit Committee meeting and $1,000 for each telephonic Compensation Committee meeting, $1,000 for each telephonic Nominating and Corporate Governance Committee meeting and $1,000 for each telephonic Safety and Compliance Committee meeting. The Chairman of the Audit Committee was paid an annual fee of $16,000, the Chairman of the Compensation Committee was paid an annual fee of $8,000, the Chairman of Nominating and Corporate Governance Committee was paid an annual fee of $4,000, the Chairman of the Safety and Compliance Committee was paid an annual fee of $4,000 and the Lead Independent Director was paid an annual fee of $18,000. The Chairman of the Board was paid an annual fee of $280,000. Russell A. Childs, who is a director and an employee of the Company, received no compensation for his service on the Board.

Stock Awards

Each non-employee director receives a stock award annually. On February 10, 2016, each of the non-employee directors received an award of 4,736 shares of Common Stock, representing approximately $70,000 of value based on the closing price of the Common Stock on the date of award. The Company did not grant stock options to its non-employee directors in 2016.

Share Ownership Guidelines

The Company maintains ownership guidelines for the directors to encourage the alignment of their interests with the long‑term interests of the Company’s shareholders. Each director is strongly encouraged to maintain a minimum ownership interest in the Company. The guideline ownership level is a number of shares of Common Stock having a value equal to a multiple of the annual compensation base for each director. The director guideline ownership level is three times the annual compensation base. Any director who did not meet the guidelines at December 31, 2016 is encouraged to make progress towards the ownership guideline. The holdings of the directors are summarized in the table entitled “Security Ownership of Certain Beneficial Owners” below.

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to its non‑employee directors for the year ended December 31, 2016.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Change in
				Pension Value
				and Deferred
	Fees Earned or			Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name(1)	($)	($)(3)	($)	($)	($)	($)
Jerry C. Atkin (2)	$277,368	$69,998	—	—	—	$347,366
Steven F. Udvar-Hazy	$79,600	$69,998	—	—	—	$149,598
W. Steve Albrecht	$77,600	$69,998	—	—	—	$147,598
Henry J. Eyring	$63,400	$69,998	—	—	—	$133,398
James L. Welch	$56,800	$69,998	—	—	—	$126,798
Keith E. Smith	$72,700	$69,998	—	—	—	$142,698
Ronald J. Mittelstaedt	$60,800	$69,998	—	—	—	$130,798
Andrew C. Roberts	$66,000	$69,998	—	—	—	$135,998
Meredith S. Madden	$64,400	$69,998	—	—	—	$134,398

(1)

Russell A. Childs, the Chief Executive Officer, President and a director of the Company, is not included in the foregoing table as he was an employee of the Company during 2016 and received no financial remuneration for his service as a director.

(2)

As of December 31, 2016, Jerry C. Atkin has 364,700 performance unit awards payable in cash, 190,329 stock options, 59,241 restricted stock units and 31,887 performance shares outstanding from the Company related to grants occurring prior to his retirement as a Named Executive.

(3)

Represents the closing price of a share of Common Stock awarded on the grant date of (a) February 10, 2016, of $14.78 per share, multiplied by the 4,736 shares. These amounts are the aggregate grant date fair market values of awards as computed under ASC Topic 718. Assumptions and methodologies used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2016 which are included in the Company’s Annual Report on Form 10‑K filed with the Securities and Exchange Commission. All such shares of Common Stock are fully vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 6, 2017, for each director and nominee for director, each Named Executive, and by all directors (including nominees) and executive officers of the Company as a group.

The following table sets forth the beneficial ownership of the Common Stock as of March [  ], 2017, for each director and nominee for director, each Executive, and by all directors (including nominees) and executive officers of the Company as a group.

		Options		Beneficial
Name	Common Stock	Exercisable	Total	Ownership(1)
Russell A. Childs	42,326	105,322	147,648	(2)
Robert J. Simmons	2,000	23,547	25,547	(2)
Wade J. Steel	6,094	18,648	24,742	(2)
Michael B. Thompson	19,116	—	19,116	(2)
Terry M. Vais	8,201	14,800	23,001	(2)
Eric J. Woodward	11,771	—	11,771	(2)
W. Steve Albrecht	36,974	—	36,974	(2)
Jerry C. Atkin	1,191,340	173,896	1,365,236	2.6%
Henry J. Eyring	37,862	—	37,862	(2)
Meredith S. Madden	10,180	—	10,180	(2)
Ronald J. Mittelstaedt	17,631	—	17,631	(2)
Andrew C. Roberts	10,180	—	10,180	(2)
Keith E. Smith	27,631	—	27,631	(2)
Steven F. Udvar-Hazy	47,032	—	47,032	(2)
James L. Welch	37,415	—	37,415	(2)
All officers and directors as a group (15 persons)	1,505,753	336,213	1,841,966	3.5%

(1)	Based on 51,818,431 shares outstanding as of March 6, 2017.
(2)	Less than one percent of the total shares outstanding as of March 6, 2017.

Security Ownership of Other Beneficial Owners

As of March 6, 2017, the Company’s records and other information available from outside sources indicated that the following shareholders were beneficial owners of more than five percent of the outstanding shares of Common Stock. The information following is as reported in filings with the Securities and Exchange Commission. The Company is not aware of any other beneficial owner of more than five percent of the Common Stock.

	Amount of
	Beneficial Ownership
	Common Stock
			Percent
Name	Shares		of Class
Black Rock, Inc.	5,798,696	(1)	11.19%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	5,589,998	(2)	10.79%
100 Vanguard Blvd
Malvern, PA 19355
Dimensional Fund Advisors LP	4,366,613	(3)	8.43%
6300 Bee Cave Road
Austin, TX 78746
AllianceBernstein L.P.	2,884,922	(4)	5.57%
1345 Avenue of the Americas
New York, NY 10105

(1)    Based on a Schedule 13G/A filed on January 17, 2017 by BlackRock, Inc., which stated therein that it has sole voting power over 5,705,776 shares and sole dispositive power over 5,798,696 shares.

(2)   Based on a Schedule 13G/A filed on February 13, 2017 by The Vanguard Group, Inc., which stated therein that it has sole voting power over 58,361 shares, shared voting power over 700 shares, sole dispositive power over 5,531,565 shares and shared dispositive power over 58,433 shares.

(3)    Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2017, which stated therein that it has sole voting power over 4,203,945 shares and sole dispositive power over 4,366,613 shares.

(4)    Based on a Schedule 13G filed by AllianceBernstein L.P. on February 10, 2017, which stated therein that it has sole voting power over 2,469,359 shares and sole dispositive power over 2,884,922 shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding the Company’s equity compensation plans as of December 31, 2016.

Number of Securities
		Weighted-Average	Remaining Available for
		Exercise Price of	Future Issuance under
	Number of Securities to be	Outstanding	Equity Compensation
	Issued upon Exercise of	Options,	Plans (Excluding
	Outstanding Options,	Warrants and	Securities Reflected in
Plan Category	Warrants and Rights	Rights	the First Column)
Equity compensation plans approved by security holders(1)	819,981	$13.58	4,192,385

(1)	Consists of the Company’s SkyWest Inc. Long Term Incentive Plan, and its Employee Stock Purchase Plan.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, which was enacted pursuant to the Dodd‑Frank Wall Street Reform and Consumer Protection Act, requires that the Company provide its shareholders with the opportunity to vote on an advisory (non‑binding) resolution to approve the compensation of the Named Executives (referred to as a “Say‑on‑Pay” proposal) as disclosed in this Proxy Statement.

Accordingly, the following resolution will be submitted to the Company’s shareholders for approval at the Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Executive Compensation table and the other related tables and disclosure.”

As described in detail under the heading “Compensation Discussion and Analysis,” the Board believes the Company’s compensation of the Named Executives achieves the primary goals of (i) attracting and retaining experienced, well‑qualified executives capable of implementing the Company’s strategic and operational objectives, (ii) aligning management compensation with the creation of shareholder value on an annual and long‑term basis, and (iii) linking a substantial portion of the Named Executives’ compensation with long‑term Company performance and the achievement of pre‑determined goals, while at the same time avoiding the encouragement of unnecessary or excessive risk‑taking. The Board encourages you to review in detail the Compensation Discussion and Analysis beginning on page 24 of this Proxy Statement and the executive compensation tables beginning on page 38 of this Proxy Statement. In light of the information set forth in such sections of this Proxy Statement, the Board believes the compensation of the Named Executives for the fiscal year ended December 31, 2016 was fair and reasonable and that the Company’s compensation programs and practices are in the best interests of the Company and its shareholders.

The vote on this Say‑on‑Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the Named Executives, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board and the Compensation Committee (which is composed solely of independent directors), value the opinion of the Company’s shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

Voting

Approval of the resolution above (on a non‑binding, advisory basis) requires that the number of votes cast at the Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

The Board and the Compensation Committee Recommend that Shareholders Vote FOR Approval of the Compensation of the Named Executives, as disclosed in this Proxy Statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF

FUTURE VOTES ON NAMED EXECUTIVE COMPENSATION

Background

Section 14A also provides that the Company’s shareholders must be given the opportunity to vote on an advisory (non-binding) basis for their preference as to how frequently the Company should consider future Say-on-Pay proposals at its annual meetings of shareholders (referred to as a “Say-on-Frequency” vote). This Proposal 3 gives the Company’s shareholders the opportunity to indicate whether they would prefer that the Company’s shareholders address future Say-on-Pay proposals once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Board values dialogue with its shareholders on executive compensation and other important corporate governance matters. The Board believes that addressing a Say-on-Pay proposal in the Company’s annual meeting once a year will achieve an appropriate balance between fostering such dialogue and affording sufficient time to evaluate the merits of the Company’s overall compensation philosophy, policies and practices in the context of the Company’s long-term business results for the corresponding period and any changes made in response to the outcome of a prior Say-on-Pay proposal. The Company’s compensation programs are straightforward, weighted toward performance, and do not tend to materially change from year to year.

Similar to the Say-on-Pay proposal, this vote is only advisory in nature and will not bind the Company or the Board to adopt any particular frequency. However, the Board values the opinion of the Company’s shareholders and will consider the outcome of the vote when determining how frequently to address future Say-on-Pay proposals. Regardless of the outcome of this Say-on-Frequency vote, the Board may decide that it is in the best interests of the Company’s shareholders and the Company to include a Say-on-Pay proposal in the Company’s proxy statement more or less frequently than the frequency receiving the most votes cast by the Company’s shareholders in this vote.

Voting

The proxy card allows you to vote for one of four choices: holding the advisory vote on executive compensation every one, two or three years, or abstaining from voting. Therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board, but will instead be casting their vote for the voting frequency they prefer.

The Board Recommends that Shareholders Vote for the Option of ONCE EVERY YEAR as the Frequency of Holding Future Advisory Votes on Named Executive Compensation.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended and approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for the year ending December 31, 2017. The Company is seeking shareholder ratification of such action.

It is expected that representatives of Ernst & Young LLP will attend the Meeting and be available to make a statement or respond to appropriate questions.

The Board and the Audit Committee Recommend that Shareholders Vote FOR the Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2017.

AUDIT COMMITTEE DISCLOSURE

Who served on the Audit Committee?

The members of the Audit Committee as of December 31, 2016, were W. Steve Albrecht (Chairman), Henry J. Eyring, Andrew C. Roberts, Keith E. Smith and James Welch. Each member of the Audit Committee has been determined by the Board to be independent under the rules of the Securities and Exchange Commission and The Nasdaq Global Select Market. The Board has determined that W. Steve Albrecht, who served on the Audit Committee during the year ended December 31, 2016, is an “audit committee financial expert” as defined in Item 407(d) (5)(ii) of Regulation S-K promulgated under the Exchange Act.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s website at inc.skywest.com, and is also available in print, free of charge, upon request. Requests for a printed copy of the Audit Committee charter should be submitted to Eric J. Woodward, Chief Accounting Officer of the Company, at 444 South River Road, St. George, Utah 84790.

How does the Audit Committee conduct its meetings?

During the year ended December 31, 2016, the Audit Committee met with the senior members of the Company’s financial management team at each of its regularly scheduled quarterly meetings. The Audit Committee also met with representatives of Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, at each of its in-person meetings and met with representatives of Protiviti, Inc. (“Protiviti”), the Company’s principal internal auditor, at several of its meetings.  Agendas for the Audit Committee’s meetings are established by the Chairman of the Audit Committee, after consultation with the Company’s Chief Financial Officer and Chief Accounting Officer.  At those meetings, the Audit Committee reviewed and discussed the Company’s financial performance, financial reporting practices, various financial and regulatory issues, accounting and financial management issues, developments in the accounting profession, as well as the Company’s industry, risk management and a summary of calls received on the Company’s anonymous reporting line. The Audit Committee also had separate, executive sessions regularly with representatives of EY, the Company’s Chief Financial Officer, Protiviti and the Company’s legal counsel, at which meetings candid discussions of financial management, accounting, internal controls and legal and compliance issues took place. Additionally, the Chairman of the Audit Committee had separate discussions regularly with the Chief Financial Officer and representatives of EY, Protiviti and the Company’s legal counsel.

Does the Audit Committee review the periodic reports and other public financial disclosures of the Company?

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of its review, the Audit Committee discusses the reports with the Company’s management and independent registered public accounting firm and considers the audit and review reports prepared by the independent registered public accounting firm about the Company’s quarterly and annual reports, as well as related matters such as the quality (and not just the acceptability) of the Company’s accounting practices, alternative methods of accounting under GAAP and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Did the Audit Committee play any role in connection with the Company’s report on internal controls?

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report, and also reviewed the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the year ended December 31, 2016, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of any such deficiencies.

What is the role of the Audit Committee in connection with the financial statements and controls of the Company?

Management of the Company has primary responsibility for the Company’s financial statements and internal control over the Company’s financial reporting. The Company’s independent registered public accounting firm has responsibility for the integrated audit of the Company’s financial statements and internal control over financial reporting. It is the responsibility of the Audit Committee to oversee financial and control matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets regularly with representatives of EY and Protiviti, without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company. The Audit Committee also regularly reviews with its outside advisors material developments in the law and accounting literature that may be pertinent to the Company’s accounting financial reporting practices.

Does the Audit Committee have any policy‑making responsibility?

From time to time, the Audit Committee establishes certain policies as required by the rules of the Securities and Exchange Commission and the listing standards of The Nasdaq Global Select Market. For example, the Audit Committee has established a policy for the receipt and retention (including on an anonymous basis) of complaints about financial and control matters. The Audit Committee also has implemented a policy that addresses when the Company may recruit personnel who formerly were employed by the Company’s independent registered public accounting firm. In other cases, the Audit Committee is responsible for overseeing the efficacy of management policies, including compliance with the Company’s Code of Ethics and the availability of perquisites.

What matters have members of the Audit Committee discussed with the independent registered public accounting firm?

In its meetings with representatives of EY, the Audit Committee asked EY to address and discuss their responses to several questions that they believed were particularly relevant to its oversight. These questions included:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had EY prepared and been responsible for the financial statements?
•

Based on EY’s experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with GAAP and Securities and Exchange Commission disclosure requirements?

•	Based on EY’s experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?
•

During the course of the applicable year, has EY received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also discussed with EY that they are retained by the Audit Committee and that they must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee. Based on these discussions and its discussions with management, the Audit Committee believes it has a basis for its oversight judgments and for recommending that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016.

What has the Audit Committee done with regard to the Company’s audited financial statements for the year ended December 31, 2016?

The Audit Committee has:

•	Reviewed and discussed the Company’s audited financial statements with the Company’s management; and
•	Discussed with EY the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board ("PCAOB").

Has the Audit Committee considered the independence of the Company’s independent registered public accounting firm?

The Audit Committee has received from EY the written disclosures regarding EY’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with EY their independence. The Audit Committee has concluded that EY is independent from the Company and its management.

Has the Audit Committee made a recommendation regarding the audited financial statements for the year ended December 31, 2016?

Based upon its review and the discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2016.

Does the Audit Committee provide a periodic report of its activities to the Board?

The Audit Committee provides reports of its activities at each regularly scheduled Board meeting.

Has the Audit Committee reviewed the fees paid to the Company’s independent registered public accounting firm during the year ended December 31, 2016?

The Audit Committee has reviewed and discussed the fees paid to EY during the year ended December 31, 2016, for the annual audit of the Company’s financial statements, including the integrated audit of internal control over financial reporting and the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10‑Q, which are set forth below under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee has concluded that EY’s delivery of non‑audit services is compatible with EY’s independence.

What is the Company’s policy regarding the retention of the Company’s independent registered public accounting firm?

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre‑approval of all services by the Audit Committee or the Chairman of the Audit Committee. When services are pre‑approved by the Chairman of the Audit Committee, notice of such approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

During the years ended December 31, 2016 and 2015, the Company paid EY fees in the aggregate amount of $1,397,000 and $1,265,000, respectively, for the annual audit of the Company’s financial statements, including the integrated audit of internal control over financial reporting and the quarterly reviews of the Company’s financial statements included in its Quarterly Reports on Form 10‑Q.

Audit‑Related Fees, Tax Fees and All Other Fees

The Company did not pay EY for audit-related fees, tax fees and all other fees during the years ended December 31, 2016 and 2015.

REPORT OF THE AUDIT COMMITTEE

In connection with the financial statements for the year ended December 31, 2016, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management;
(2)	discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Accounting Oversight Board; and
(3)

received the written disclosures and letter from EY regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditor’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board at the February 8, 2017 meeting of the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. The Board approved this inclusion.

The Audit Committee

W. Steve Albrecht, Chair

Henry J. Eyring

Andrew C. Roberts

Keith E. Smith

James L. Welch

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of SkyWest, Inc., except to the extent that SkyWest, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers, directors and 10% shareholders are required under Section 16 of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company.

Based solely on a review of copies of reports furnished to the Company, or written representations that no reports were required, the Company believes that during 2016 its executive officers, directors and 10% holders complied with all filing requirements of Section 16 of the Exchange Act.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the Company’s 2018 Annual Meeting of Shareholders, the proposal must be in proper form (per Securities and Exchange Commission Regulation 14A, Rule 14a‑8—Shareholder Proposals) and received by the Chief Financial Officer of the Company on or before November 22, 2017. Shareholder proposals to be presented at the 2018 Annual Meeting of Shareholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier February 8, 2018, and no later than February 28, 2018, in accordance with the procedures set forth in the Company’s Bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In instances in which multiple holders of the Common Stock share a common address and are the beneficial owners, but not the record holders, of those shares of Common Stock, the holders’ banks, brokers or other nominees may only deliver one copy of this Proxy Statement and the Company’s 2016 Annual Report to Shareholders, unless the applicable bank, broker or nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written request, a separate copy of this Proxy Statement and the Company’s 2016 Annual Report to Shareholders to any shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of this Proxy Statement and the Company’s 2016 Annual Report to Shareholders should submit a request in writing to Robert J. Simmons, Chief Financial Officer of the Company, 444 South River Road, St. George, Utah 84790, Telephone: (435) 634-3200. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

OTHER BUSINESS

The Company’s management does not know of any other matter to be presented for action at the Meeting. However, if any other matters should be properly presented at the Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

Robert J. Simmons

Chief Financial Officer

St. George, Utah

March 22, 2017

SKYWEST, INC. ATTN: ROBERT J. SIMMONS 444 SOUTH RIVER ROAD ST. GEORGE, UT 84790

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY  WHEN SIGNED AND DATED.

		For All	Against All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors

Nominees
01	Jerry C. Atkin 02 W.Steve Albrecht 03 Russell A. Childs 04 Henry J. Eyring 05 Meredith S. Madden
06	Ronald J. Mittelstaedt 07 Andrew C. Roberts 08 Keith E. Smith 09 Steven F. Udvar - Hazy 10 James L. Welch

The Board of Directors recommends you vote FOR proposals 2.					For	Against	Abstain
2	To consider and vote upon, on an advisory basis, the compensation of the Company's named executive officers.				☐	☐	☐

The Board of Directors recommends you vote ONE-YEAR on proposal 3.					One-Year	Two-Year	Three Year	Abstain
3 To consider and vote upon, on an advisory basis, the frequency of holding future advisory votes on the compensation of the Company’s named executive officers.					☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.					For	Against	Abstain
4 To ratify the appointment of Ernst & Young LLP as the Company's independent registered public Accounting firm.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as     such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date
00276660_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF SKYWEST, INC.

The undersigned hereby appoint(s) Jerry C. Atkin,  Russell A. Childs and Robert J. Simmons and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of SkyWest, Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 11:00 a.m., MDT on May 9, 2017 at the SkyWest headquarters located at 444 South River Road, St. George, Utah, and any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, ONE-YEAR FOR PROPOSAL 3, AND FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000276660_2 R1.0.1.25